Exhibit 99.1

PURCHASE AGREEMENT

between

MSG HOLDINGS, L.P.

and

SiTV MEDIA, INC.

Dated as of April 3, 2014

i

ii

iii

PURCHASE AGREEMENT

This PURCHASE AGREEMENT, dated as of April 3, 2014 (as it may be amended from time to time in accordance with the terms hereof, this “Agreement”), is made between MSG Holdings, L.P., a Delaware limited partnership (“Seller”) and SiTV Media, Inc., a Delaware corporation (“Acquiror”).

RECITALS

A. Prior to the Closing (as defined below), Acquiror will consummate the restructuring transactions set forth in the term sheet attached hereto as Exhibit D (the “Equity Consideration Term Sheet” and such transactions, collectively, the “Acquiror Restructuring”);

B. Fuse Holdings LLC, a Delaware limited liability company (the “Company”), together with its direct wholly owned subsidiary, Fuse Networks LLC, a New York limited liability company (the “Subsidiary”), is engaged in the Business (as defined below);

C. Prior to the date hereof, the Subsidiary has transferred the capital stock of Fuse Programming Inc., a Delaware corporation (“Fuse Programming”) to an Affiliate of Seller (other than the Company);

D. Seller currently owns all of the issued and outstanding limited liability company membership interests in the Company (the “Membership Interests”) and Seller desires to sell, and Acquiror desires to purchase, all of the Membership Interests upon the terms and subject to the conditions set forth in this Agreement (collectively with the other transactions contemplated by this Agreement, the “Transaction”); and

E. At Closing, Seller and the Company will execute and deliver a transition services agreement in the form attached hereto as Exhibit A (the “Transition Services Agreement”).

In consideration of the representations, warranties, covenants and undertakings contained in this Agreement and the Transition Services Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

ARTICLE I.

DEFINITIONS AND TERMS

Section 1.1 Certain Definitions. As used in this Agreement, the following terms have the meanings set forth below:

“2013 Audited Financial Statements” has the meaning set forth in Section 5.13.

“Acquiror” has the meaning set forth in the Preamble.

“Acquiror Basket” has the meaning set forth in Section 7.3(b)(i).

“Acquiror Business Representations” means the representations set forth in Section 4.7, Section 4.8, Section 4.9, Section 4.10, Section 4.12, Section 4.13, Section 4.14 and Section 4.15.

“Acquiror Consents” means all consents, approvals, waivers, authorizations, notices and filings required to be obtained, given or made by Acquiror or any of its Affiliates from, to or with any Person in connection with the execution, delivery and performance by Acquiror of this Agreement or any Related Agreement or the consummation of the Transaction.

“Acquiror Disclosure Schedule” means the Acquiror Disclosure Schedule attached hereto as Annex B.

“Acquiror Financial Statements” has the meaning set forth in Section 4.7.

“Acquiror Indemnified Parties” has the meaning set forth in Section 7.2(a).

“Acquiror Interim Financial Statements” has the meaning set forth in Section 4.7.

“Acquiror Material Adverse Effect” means any effect that results from or arises out of a single event, occurrence or circumstance, or any events, occurrences or circumstances in the aggregate, which effect (i) is materially adverse to the business, results of operations, financial condition or cash flows of Acquiror and its subsidiaries, taken as a whole, or (ii) prevents Acquiror from or materially impairs or delays Acquiror in consummating the Transaction, excluding from each of clauses (i) and (ii) any such effect to the extent it results from or arises out of: (a) any actual or proposed change in Law or GAAP or any interpretation or application thereof applicable to Acquiror or its business; (b) any change in international, national, regional or industry-wide economic, political or business conditions (including financial and capital market conditions); (c) changes or conditions generally affecting the cable television, programming, digital content distribution, music or entertainment industries; (d) any occurrence, outbreak or escalation of hostilities, acts of war, sabotage or terrorism or any natural disaster or other national or international calamity; (e) events or conditions generally affecting or related to attributes or actions of Seller or its Affiliates, including any such actions taken in accordance with or in breach of the terms of this Agreement; (f) the execution and delivery of this Agreement or the announcement or pendency of this Agreement or the Transaction (including any loss of, or adverse change in, the relationship of Acquiror with any of its customers, Distributors, digital distributors, advertisers, partners, suppliers, employees or any other Persons with whom it transacts business resulting from any of such matters); or (g) any failure, in and of itself, by Acquiror to meet any internal or published projections, forecasts or predications of revenues, earnings or cash flows for any period (although this clause (g) shall not apply to the facts and circumstances that may have given rise or contributed to any such failure).

“Acquiror Material Contract” has the meaning set forth in Section 4.12.

“Acquiror Permits” has the meaning set forth in Section 4.10(b).

“Acquiror Preferred Stock” has the meaning set forth in Section 4.1(b).

“Acquiror Restructuring” has the meaning set forth in the Recitals.

“Acquiror Warranty Breach” has the meaning set forth in Section 7.3(a).

“Acquiror’s Knowledge” means with respect to any matter, the actual knowledge of any of the following employees of Acquiror with respect to such matter and, to the extent such matter relates to an aspect of the business of Acquiror for which any such employee has management responsibility, the knowledge such employee would have had with respect to such matter if he or she had made a reasonable investigation of such matter: Michael Schwimmer, Chief Executive Officer of Acquiror, and Mike Roggero, Chief Financial Officer of Acquiror.

“Action” means any litigation, claim, action, arbitration, suit or proceeding (whether civil, criminal, regulatory or administrative).

“Adjusted Closing Net Working Capital” means the Closing Net Working Capital as finally determined pursuant to Section 2.4.

“Affiliate” shall have the meaning assigned to such term pursuant to Rule 12b-2 promulgated under the Exchange Act; provided, however, that notwithstanding the foregoing, when such term is used with respect to Seller or (prior to Closing) the Company or the Subsidiary, it shall mean only The Madison Square Garden Company and all Persons controlled by The Madison Square Garden Company.

“Affiliation Agreements” means all the carriage, affiliation, distribution and similar agreements for the distribution, sub-distribution, carriage or other transmission of the Service, in any or all media now known or hereafter developed, including new, amendment, replacement or extension agreements.

“Agreement” has the meaning set forth in the Preamble.

“Alternative Financing” has the meaning set forth in Section 5.9.

“Antitrust Division” has the meaning set forth in Section 5.6(a).

“Antitrust Laws” has the meaning set forth in Section 5.6(b)(ii).

“Base Working Capital Value” means $12,190,000.

“Basket” has the meaning set forth in Section 7.2(b)(i).

“Benefit Plans” has the meaning set forth in Section 3.14(a).

“Books and Records” means all books, ledgers, files, reports, plans, records and manuals held by the Company and the Subsidiary.

“Business” means the business of providing the Service, including producing, acquiring, selling and distributing content, advertising sales and other revenue-generating activities across multiple platforms, in each case as conducted by the Company and the Subsidiary.

“Business Day” means any day other than a Saturday, a Sunday or a day on which banks in New York City are authorized or obligated by Law or executive order to close.

“Chosen Courts” has the meaning set forth in Section 9.9.

“Closing” has the meaning set forth in Section 2.1(b).

“Closing Cash Consideration” means $226,000,000 in cash.

“Closing Date” means the time at which and the date on which the Closing actually occurs.

“Closing Net Working Capital” means (i) the total Current Assets at the Closing Time, minus (ii) the total Current Liabilities at the Closing Time. Set forth on Section 1.1(e) of the Seller Disclosure Schedule is an example of what the calculation of the Closing Net Working Capital would have been if the Closing Date had been on December 31, 2013.

“Closing Time” means 11:59 p.m., New York City time, on the day immediately prior to the Closing Date.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collective Bargaining Agreement” has the meaning set forth in Section 3.15.

“Company” has the meaning set forth in the Recitals.

“Company’s Knowledge” means, with respect to any matter, the actual knowledge of any of the following employees of Seller and its Affiliates with respect to such matter and, to the extent such matter relates to an aspect of the Business for which any such employee has management responsibility, the knowledge such employee would have had with respect to such matter if he or she had made a reasonable investigation of such matter: Ryan O’Hara (President, Content Distribution and Sales, MSG Media), Andrea Greenberg (Executive Vice President, MSG Media), Donna Randazzo (Senior Vice President, Finance and Controller, MSG Media), and Adam Levine (Senior Vice President, Legal & Business Affairs, MSG Media).

“Confidentiality Agreement” means, collectively, the letter agreement between Seller and Columbia Capital V, LLC, dated September 25, 2013, and the joinder thereto by Acquiror, dated October 8, 2013.

“Contracts” means all agreements, arrangements, contracts, commitments, licenses or other undertakings that are legally binding on the Company or the Subsidiary, whether written or oral.

“controlled by” shall have the meaning assigned to such phrase pursuant to Rule 12b-2 promulgated under the Exchange Act.

“CPA Firm” means Deloitte Touche Tohmatsu Limited or such other firm of independent certified public accountants as Seller and Acquiror may agree in writing.

“Current Assets” means the consolidated current assets of the Company, as determined in accordance with GAAP applied on a basis consistent with the accounting principles, policies, practices and methodologies used to prepare the Fuse Interim Financial Statements, but with the adjustments set forth on Section 1.1(a) of the Seller Disclosure Schedule and excluding or including (as set forth therein) the categories of assets set forth on Section 1.1(b) of the Seller Disclosure Schedule.

“Current Liabilities” means the consolidated current liabilities of the Company, as determined in accordance with GAAP applied on a basis consistent with the accounting principles, policies, practices and methodologies used to prepare the Fuse Interim Financial Statements, but with the adjustments set forth on Section 1.1(c) of the Seller Disclosure Schedule and excluding or including (as set forth therein) the categories of liabilities set forth on Section 1.1(d) of the Seller Disclosure Schedule.

“Data Room” has the meaning set forth in Section 3.11(b).

“Debt Commitment Letter” has the meaning set forth in Section 4.6(c).

“Debt Financing” has the meaning set forth in Section 4.6(c).

“De Minimis Amount” has the meaning set forth in Section 7.2(b)(i).

“Disguised Sale Regulations” has the meaning set forth in Section 5.7(a).

“Distributors” means multichannel video programming distributors (as such term is defined by the Federal Communications Commission as of the date hereof).

“Employee” means each employee of Seller or any of its Affiliates (including the Company and/or the Subsidiary) set forth on Section 1.1(f) of the Seller Disclosure Schedule (as it may be amended through the Closing Date).

“Encumbrance” means any lien, pledge, charge, claim, encumbrance, security interest, option, mortgage or easement.

“Environmental Law” means any Law concerning the protection of the environment (including air, surface water, groundwater, drinking water supply, and surface or subsurface land or structures) or the regulation of Hazardous Substances.

“Equity Consideration” has the meaning set forth in Section 2.3.

“Equity Consideration Agreements” means the documents and agreements to be entered into by Seller and Acquiror in accordance with, and incorporating the terms of, the Equity Consideration Term Sheet, in such form as shall be reasonably satisfactory to Seller.

“Equity Consideration Term Sheet” has the meaning set forth in the Recitals.

“Equity Interest” means, with respect to any Person, any share or other similar interest, however designated, in the equity of such Person, including capital stock, partnership interests, membership interests, and any option, warrant or other right to acquire any such interest and any securities or other rights convertible into, or exercisable or exchangeable for, any such interest.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Estimated Closing Net Working Capital” means Seller’s good faith estimate of the Closing Net Working Capital as set forth in the statement delivered pursuant to Section 2.2.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Damages” means exemplary, punitive, special, incidental, indirect or consequential damages, including lost profits.

“Excluded Fixed Assets” means certain fixed assets relating to Seller’s studio space at 11 Penn Plaza (principally leasehold improvements to such studio space and an upgrade to a studio control room and Seller’s server that are each used in connection with such studio space), which assets are integrated into the studio services being provided to the Subsidiary by Seller pursuant to and subject to the terms and conditions of the studio services agreement between Seller and the Subsidiary.

“Excluded Liabilities” means those Liabilities set forth on Section 1.1(g) of the Seller Disclosure Schedule.

“Final Cash Consideration” means the amount produced by the following formula: (i) the Closing Cash Consideration; plus (ii) the Adjusted Closing Net Working Capital; minus (iii) the Base Working Capital Value.

“FTC” means the U.S. Federal Trade Commission.

“Fuse Interim Financial Statements” has the meaning set forth in Section 3.6.

“Fuse Programming” has the meaning set forth in the Recitals.

“Fuse Year-End Financial Statements” has the meaning set forth in Section 3.6.

“GAAP” means United States generally accepted accounting principles.

“Governmental Authorizations” means all licenses, permits, certificates, filings, registrations and other authorizations and approvals that the Company or the Subsidiary is required to obtain from, or make with, any Government Entity.

“Government Antitrust Entity” means any Government Entity with jurisdiction over the enforcement of any Antitrust Law.

“Government Entity” means the United States or any federal, state or local court, authority, agency, administrative or regulatory body or other governmental entity with competent jurisdiction.

“Guarantee” has the meaning set forth in Section 9.13.

“Guaranteed Contracts” has the meaning set forth in Section 9.13.

“Guaranteed Obligations” has the meaning set forth in Section 9.13.

“Guaranteed Parties” has the meaning set forth in Section 9.13.

“Hazardous Substances” means any hazardous substance, hazardous waste, pollutant or contaminant as defined under any applicable Environmental Law, including radon, asbestos or any asbestos-containing material, polychlorinated biphenyls, radioactive materials, urea formaldehyde and petroleum products and petroleum based derivatives.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the regulations promulgated thereunder.

“Indebtedness” means, with respect to any Person, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person evidenced by notes, bonds, debentures or similar instruments, (c) all obligations of such Person as lessee under any lease that would be required by GAAP to be recorded as a capital lease on a balance sheet of such Person other than the capital lease for the transponder leased pursuant to the agreement set forth on Section 3.11(a)(iii) of the Seller Disclosure Schedule, (d) all outstanding reimbursement obligations of such Person with respect to amounts drawn under letter of credit, bankers’ acceptances or similar facilities, (e) all obligations of such Person for the deferred purchase price of any assets, property or services and (f) all Indebtedness of any other Person of the type described in clauses (a) through (e) above to the extent guaranteed by such Person, in each case except for any of the items described in clauses (a) through (f) that are Current Liabilities.

“Indemnification Cap” has the meaning set forth in Section 7.2(b)(ii).

“Indemnified Party” has the meaning set forth in Section 7.4.

“Indemnifying Party” has the meaning set forth in Section 7.4.

“Initial Cash Consideration” means the amount produced by the following formula: (i) the Closing Cash Consideration; plus (ii) the Estimated Closing Net Working Capital; minus (iii) Base Working Capital Value.

“Instrument of Assignment” means an instrument of assignment effecting the transfer and assignment of the Membership Interests to Acquiror at the Closing in the form attached hereto as Exhibit B.

“Intellectual Property” means patents, patent applications, trademarks, service marks, trade names, copyrights, trade secrets, domain names, URLs, copyrightable materials (including software in both source code and object code form) and other intellectual property rights.

“IRS” means the Internal Revenue Service.

“Law” means any law, statute, ordinance, rule, regulation, code, order, judgment, injunction or decree enacted, issued, promulgated or entered by a Government Entity, as in effect as of the applicable time.

“Leased Real Property” means the real property that is the subject of any of the Leases, including any leasehold improvements related to such Lease and all easements, rights-of-way, appurtenances and other rights benefiting such real property.

“Leases” means any lease, sublease, other occupancy agreement, tenancy or right to occupy any space to which the Company or the Subsidiary is a party, which governs the use of real property owned by, or leased to, Persons other than the Company or such Subsidiary, as the case may be.

“Lenders” has the meaning set forth in Section 4.6(c).

“Liabilities” means any and all debts, liabilities, commitments and obligations of any kind however arising, whether fixed or contingent and whether or not matured, accrued, asserted, known, determined or determinable.

“Losses” means damages, losses, charges, claims, demands, actions, suits, proceedings, payments, judgments, settlements, assessments, deficiencies, Taxes, penalties, and reasonable costs and expenses (including reasonable out-of-pocket attorneys’ fees and out-of-pocket disbursements).

“Material Adverse Effect” means any effect that results from or arises out of a single event, occurrence or circumstance, or any events, occurrences or circumstances in the aggregate, which effect (i) is materially adverse to the business, results of operations, financial condition or cash flows of the Company and the Subsidiary, taken as a whole, or (ii) prevents Seller from or materially impairs or delays Seller in consummating the Transaction, excluding from each of clauses (i) and (ii) any such effect to the extent it results from or arises out of: (a) any actual or proposed change in Law or GAAP or any interpretation or application thereof applicable to the Company or the Subsidiary or the Business; (b) any change in international, national, regional or industry-wide economic, political or business conditions (including financial and capital market conditions); (c) changes or conditions generally affecting the cable television, programming, digital content distribution, music or entertainment industries; (d) any occurrence, outbreak or escalation of hostilities, acts of war, sabotage or terrorism or any natural disaster or other national or international calamity; (e) events or conditions generally affecting or related to attributes or actions of Acquiror or its Affiliates, including any such actions taken in accordance with or in breach of the terms of this Agreement; (f) the execution and delivery of this Agreement or the announcement or pendency of this Agreement or the Transaction (including any loss of, or adverse change in, the relationship of the Company or the Subsidiary with any of their customers, Distributors, digital distributors, advertisers, partners or suppliers, the Employees or any other Persons with whom they transact business resulting from any of such matters); (g) any failure, in and of itself, by the Company or the Subsidiary to meet any internal or published projections, forecasts or predications of revenues, earnings or cash flows for any period (although this clause (g) shall not apply to the facts and circumstances that may have given rise or contributed to any such failure); (h) any actual or potential failure to extend or renew, or otherwise to enter into any Contract in replacement of, the Contract set forth in Section 1.1(i) of the Seller Disclosure Schedule or any notice or other development relating to any such extension or renewal of such Contract (or failure thereof); (i) any differences between the 2013 Audited Financial Statements and the Fuse Year-End Financial Statements or Fuse Interim Financial Statements or (j) any of the actions permitted by Section 5.2.

“Material Contracts” has the meaning set forth in Section 3.11(a).

“Membership Interests” has the meaning set forth in the Recitals.

“Notice of Objection” has the meaning set forth in Section 2.4(a).

“Objections” has the meaning set forth in Section 2.4(a).

“Ordinary Course” means the conduct of the Business by the Company and the Subsidiary in accordance with their customary and normal practices, policies and procedures.

“Permits” has the meaning set forth in Section 3.18(b).

“Permitted Encumbrances” means (i) mechanics’, materialmen’s, warehousemen’s, carriers’, workers’, or repairmen’s liens or other similar common law or statutory Encumbrances arising or incurred in the Ordinary Course for sums not yet due and payable and for which there are appropriate reserves have been established in accordance with GAAP; (ii) liabilities for Taxes, assessments, levies, fees and other governmental charges not yet due and payable, that are due but not delinquent or that are being contested in good faith by appropriate proceedings and for which reserves have been established in accordance with GAAP; (iii) with respect to real property, (A) easements, licenses, covenants, rights-of-way, rights of re-entry and other similar restrictions or defects of title that, in each case, individually or in the aggregate do not materially affect the value or the operation of the property subject thereto or the Business and that are reflected in the public records or would be disclosed by a correct survey and inspection of the real property, (B) zoning, building, subdivision and other similar requirements and restrictions that do not and would not reasonably be expected to materially affect the value or the operation of the property subject thereto, (C) Leases and any matters referred to therein, and (D) landlords’ liens made in the Ordinary Course for amounts not yet due and payable or that are being contested in good faith by appropriate proceedings and for which appropriate reserves have been established in accordance with GAAP; (iv) rights reserved to any Government Entity to regulate the affected property; (v) Encumbrances incurred in the Ordinary Course in connection with workers’ compensation and unemployment insurance or similar Laws; and (vii) licenses to use any Intellectual Property granted by the Company or the Subsidiary in the Ordinary Course.

“Person” means an individual, corporation, partnership, association, limited liability company, Government Entity, joint venture, trust or other entity or organization.

“Post-Closing Adjustment Amount” means the amount (which may be a positive or negative number) obtained by the following formula: (i) the Initial Cash Consideration minus (ii) the Final Cash Consideration.

“Post-Closing Adjustment Notice” has the meaning set forth in Section 2.4(a).

“Potential TSA Services” has the meaning set forth in Section 5.11.

“Pro Forma Adjustments” shall have the meaning set forth in Section 3.6.

“Proximate Cause Party” has the meaning set forth in Section 8.2(a).

“Related Agreements” means the agreements, documents and instruments set forth on Section 1.1(h) of the Seller Disclosure Schedule and any other documents and instruments to be executed and delivered in connection with the transactions contemplated by this Agreement.

“Related Party” means AMC Networks Inc., any Affiliate of AMC Networks Inc. that is controlled by it, Cablevision Systems Corporation and any Affiliate of Cablevision Systems Corporation that is controlled by it.

“Representatives” means, as to any Person, the Affiliates of such Person and the officers, directors, managers, employees, legal counsel, accountants, financial advisors, financing sources, consultants and other agents and advisors of such Person or any of its Affiliates.

“Required Financial Statements” has the meaning set forth in Section 5.13.

“Securities Act” has the meaning set forth in Section 3.22(a).

“Seller” has the meaning set forth in the Preamble.

“Seller Benefit Plans” has the meaning set forth in Section 3.14(b).

“Seller Consents” has the meaning set forth in Section 3.3.

“Seller Disclosure Schedule” means the Seller Disclosure Schedule attached hereto as Annex A.

“Seller Fundamental Representations” means the representations set forth in Section 3.1, Section 3.2, Section 3.5, and Section 3.23.

“Seller Indemnified Parties” has the meaning set forth in Section 7.3(a).

“Service” means the Fuse program service.

“SiTV Media, LLC” shall mean a new limited liability company to be formed by Acquiror as a wholly owned subsidiary of Acquiror pursuant to the Acquiror Restructuring.

“Subsidiary” has the meaning set forth in the Recitals.

“Tax” or “Taxes” means all federal, state, or local U.S. or non-U.S. taxes, charges, fees, duties, levies or other assessments including income, gross receipts, stamp, occupation, premium, environmental, windfall profits, value added, severance, property, production, sales, use, transfer, registration, duty, license, excise, franchise, payroll, employment, social security (or similar), unemployment, disability, withholding, alternative or add-on minimum, estimated, or other taxes, whether disputed or not, imposed by any Government Entity, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

“Tax Benefit” has the meaning set forth in Section 7.5(a).

“Tax Returns” means all returns, reports, declarations, claims for refunds, or information return or statements required to be filed with respect to Taxes, including any schedules or attachments thereto, or amendments thereof.

“Transaction” has the meaning set forth in the Recitals.

“Transfer Taxes” has the meaning set forth in Section 5.7(b).

“Transition Services Agreement” has the meaning set forth in the Recitals.

“Union” has the meaning set forth in Section 3.15.

“Warranty Breach” has the meaning set forth in Section 7.2(a).

Section 1.2 Other Terms. Any other terms defined elsewhere in this Agreement shall have such meaning throughout this Agreement except as otherwise expressly provided herein.

Section 1.3 Other Definitional Provisions. Unless the context expressly otherwise requires:

(a) the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement;

(b) the terms defined in the singular have a comparable meaning when used in the plural, and vice versa;

(c) the terms “Dollars” and “$” mean United States Dollars;

(d) references herein to a specific Section, Subsection, Exhibit, Schedule or Annex shall refer, respectively, to the applicable Section, Subsection, Exhibit, Schedule or Annex of or to this Agreement;

(e) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; and

(f) references herein to any gender include each other gender.

ARTICLE II.

PURCHASE AND SALE; CLOSING

Section 2.1 Purchase and Sale of Membership Interests.

(a) Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Seller agrees to sell and transfer to Acquiror, and Acquiror agrees to purchase from Seller, the Membership Interests, free and clear of all Encumbrances.

(b) Upon the terms and subject to the conditions set forth in Article VI, the closing of the Transaction (the “Closing”) shall take place at the offices of Sullivan & Cromwell LLP located at 125 Broad Street, New York, NY 10004 at 10:00 a.m. (Eastern Time) on (a) a Business Day designated by Seller that is no more than three (3) Business Days following the first date on which all of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions) have been satisfied or waived in accordance with the terms hereof or (b) at such other time and/or place as the parties hereto shall agree in writing.

Section 2.2 Estimated Amounts. At least three (3) Business Days prior to the Closing Date, Seller shall provide to Acquiror a written statement setting forth its calculation of the Estimated Closing Net Working Capital.

Section 2.3 Payment of Initial Consideration. At the Closing, Acquiror shall (a) pay to Seller the Initial Cash Consideration, by wire transfer of immediately available funds to the account or accounts designated by Seller in writing delivered to Acquiror at least two (2) Business Days prior to the Closing, and (b) cause SiTV Media, LLC to issue and deliver to Seller the limited liability company membership interests of SiTV Media, LLC (the “Equity Consideration”) as specified on the Equity Consideration Term Sheet, free and clear of all Encumbrances, other than Encumbrances imposed by federal or state securities Law; provided that, notwithstanding the foregoing, if the Acquiror Restructuring has not been consummated at the Closing in accordance with its terms and Seller waives the related conditions to Closing, Seller shall be entitled to receive a number of shares of preferred stock of Acquiror (ranking pari passu with the most senior series of Acquiror Preferred Stock and providing for the terms set forth in the Equity Consideration Term Sheet) equal to 15% of Acquiror’s equity interests on a post-issuance and fully-diluted basis. The terms and conditions of the Equity Consideration shall be as set forth in the Equity Consideration Term Sheet.

Section 2.4 Post-Closing Adjustment.

(a) Acquiror shall deliver to Seller, within ninety (90) days following the Closing Date, a notice setting forth Acquiror’s calculation of the Closing Net Working Capital and the Post-Closing Adjustment Amount based thereon (assuming such Closing Net Working Capital is the Adjusted Closing Net Working Capital) (the “Post-Closing Adjustment Notice”), together with documentation reasonably necessary to support Acquiror’s calculations thereof and shall give Seller and its Representatives access, during normal business hours and upon reasonable notice, to the Employees and the Books and Records and any work papers of Acquiror and its Representatives (to the extent permitted by Acquiror’s external accountants with respect to their work papers) as Seller may reasonably request as part of its review of the Post-Closing Adjustment Notice. Acquiror may not amend, supplement or otherwise change any aspect of the Post-Closing Adjustment Notice after it has been delivered to Seller without Seller’s consent. Seller must deliver written notice to Acquiror setting forth in reasonable detail any objections it has with respect to the Post-Closing Adjustment Notice no later than sixty (60) days after the date on which Acquiror delivered the Post-Closing Adjustment Notice (the “Notice of Objection”). If Seller does not so deliver the Notice of Objection within such sixty (60) day period, the Post-Closing Adjustment Notice shall become conclusive and binding on the parties for all purposes of this Agreement. If Seller does so deliver the Notice of Objection within such sixty (60)) day period, then (i) any aspect of the Post-Closing Adjustment Notice to which there is no objection in the Notice of Objection shall become conclusive and binding on the parties for all purposes of this Agreement and (ii) Acquiror and Seller shall use good faith efforts to resolve all the objections contained in the Notice of Objection (the “Objections”) within thirty (30) days after the date on which the Notice of Objection was delivered to Acquiror.

(b) If Seller and Acquiror are unable to resolve all of the Objections within such thirty (30) day period, either Seller or Acquiror may submit the Objections that have not been resolved during such period to the CPA Firm which, acting as an expert and not as an arbitrator, shall make its determination as to the resolution of such unresolved Objections. Acquiror and Seller shall instruct the CPA Firm to deliver such determination in writing to Acquiror and Seller no later than thirty (30) days after the date on which such unresolved Objections were submitted to it. The CPA Firm’s determination with respect to the unresolved Objections shall be conclusive and binding upon the parties. Seller shall pay the percentage of the fees and disbursements of the CPA Firm equal to the percentage that the aggregate dollar amount of all the Objections submitted to the CPA Firm that are not accepted by the CPA Firm represents to the total dollar amount of all the Objections so submitted and the balance of the fees and disbursements of the CPA Firm shall be paid by Acquiror. Seller and Acquiror shall make readily available to the CPA Firm all relevant books and records and (to the extent permitted by their respective external accountants with respect to their work papers) any work papers relating to the estimates delivered by Seller pursuant to Section 2.2 and the Post-Closing Adjustment Notice, respectively, and all other items reasonably requested by the CPA Firm in connection therewith.

(c) In the event that any Objections are referred to the CPA Firm pursuant to Section 2.4(b), Acquiror shall provide to Seller and its Representatives reasonable access to the employees of Acquiror, the Company and the Subsidiary and Books and Records, during regular business hours and on reasonable advance notice, to the extent reasonably necessary for Seller to prepare materials for presentation to the CPA Firm in connection with its submission of Objections pursuant to Section 2.4(b). Acquiror and its Representatives shall have reasonable access to any employees and books and records of Seller and its Affiliates and (to the extent permitted by Seller’s external accountants with respect to their work papers) any work papers relating to the estimates delivered by Seller pursuant to Section 2.2.

(d) Promptly (and in any event within three (3) Business Days) after all aspects of the Post-Closing Adjustment Amount shall have become conclusive and binding on the parties pursuant to the foregoing provisions, (i) if the Post-Closing Adjustment Amount is a negative number, Acquiror will pay the absolute value thereof to Seller by wire transfer of immediately available funds to an account or accounts designated by Seller and (ii) if the Post-Closing Adjustment Amount is a positive number, then Seller will pay the value thereof to Acquiror by wire transfer of immediately available funds to an account or accounts designated by Acquiror.

Section 2.5 Closing Deliveries.

(a) At or prior to the Closing, Seller shall deliver or cause to be delivered to Acquiror the following:

(i) the certificate to be delivered pursuant to Section 6.2(c);

(ii) duly executed copies of the Related Agreements;

(iii) duly executed copies of the Equity Consideration Agreements; and

(iv) duly executed resignations from each officer, director, manager and Persons holding similar positions at each of the Company and the Subsidiary.

(b) At or prior to the Closing, in addition to the payment of the Initial Cash Consideration at Closing pursuant to Section 2.3, Acquiror shall deliver or cause to be delivered to Seller:

(i) the certificate to be delivered pursuant to Section 6.3(c);

(ii) duly executed copies of the Related Agreements; and

(iii) duly executed copies of the Equity Consideration Agreements.

ARTICLE III.

REPRESENTATIONS AND WARRANTIES OF SELLER

In each case except as set forth in the Seller Disclosure Schedule, Seller represents and warrants to Acquiror as follows:

Section 3.1 Organization and Qualification; Equity Interests.

(a) Seller is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware. The Subsidiary is a limited liability company duly organized, validly existing and in good standing under the laws of the State of New York. Each of the Company and the Subsidiary has all requisite limited liability company power and authority to own, lease and operate its respective assets and to carry on the Business as currently conducted by each of them, respectively. In each case except for failures to be so qualified or in good standing that does not and would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, each of the Company and the Subsidiary is duly qualified to do business and is in good standing as a foreign limited liability company in each jurisdiction, if any, where the ownership or operation of its respective assets or its respective conduct of the Business requires such qualification.

(b) Other than the Subsidiary, the Company does not own, directly or indirectly, of record or beneficially, any outstanding Equity Interest in any Person or have any obligation to acquire any Equity Interest or other interest in any Person. The Company owns and has good and valid title to all of the Equity Interests of the Subsidiary, free and clear of all Encumbrances.

(c) The Membership Interests constitute all of the issued and outstanding Equity Interests in the Company. Seller is the sole record and a beneficial owner of, and has good and valid title to, all of the issued and outstanding Membership Interests, free and clear of any Encumbrance. Assuming that Acquiror has the requisite power and authority to be the lawful owner of the Membership Interests, upon the sale and delivery of the Membership Interests as provided in this Agreement, Acquiror will acquire good and valid title to such Membership Interests, in each case free and clear of all Encumbrances and free of any limitation or restriction on the right to vote the Membership Interests, in each case, other than those arising from the ownership or actions of Acquiror or any of its Affiliates (other than the Company and the Subsidiary). All of the issued and outstanding Equity Interests in the Company and the Subsidiary have been duly authorized and validly issued and are fully paid and nonassessable, no Equity Interests of the Company or the Subsidiary are reserved for issuance and, as of the Closing Date, there will be no dividends or distributions with respect to any Equity Interests of the Company that have been declared but not paid. Neither the Company nor the Subsidiary nor any of their Affiliates has granted any outstanding securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which the Company or the Subsidiary is a party or by which the Company or the Subsidiary is bound obligating the Company or the Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, any additional Equity Interests, or obligating the Company or the Subsidiary to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking.

Section 3.2 Authorization. Seller has full limited partnership power and authority to execute and deliver this Agreement and the Related Agreements and to perform its obligations hereunder and under each Related Agreement. The execution, delivery and performance by Seller of this Agreement and the Related Agreements has been duly and validly authorized by all requisite limited partnership action on behalf of Seller, and no additional approval, consent or other action is required by Seller in connection with the execution or delivery by Seller of this Agreement or the Related Agreements, the performance by Seller of its obligations hereunder or under the Related Agreements or the consummation of the Transaction in accordance with the terms hereof.

Section 3.3 Consents and Approvals. Section 3.3 of the Seller Disclosure Schedule lists all consents, approvals, waivers, authorizations, advance notices and filings required to be obtained by Seller or any of its Affiliates from, or to be given by Seller or any of its Affiliates to, or made by Seller or any of its Affiliates with, any Person in connection with the execution, delivery and performance by Seller of this Agreement or any Related Agreement or the consummation of the Transaction, other than those that will not impair the ability of Seller, the Company or the Subsidiary to perform the obligations under this Agreement (collectively, the “Seller Consents”).

Section 3.4 Non-Contravention. The execution, delivery and performance by Seller of this Agreement and the consummation of the Transaction do not and will not (a) violate any provision of the partnership agreement of Seller or the certificate of formation of the Company or the Subsidiary, (b) assuming the receipt or making of all Seller Consents, violate, or result in any breach of, or constitute a default under, or result in the termination, cancellation, modification or acceleration (whether after the filing of notice or the lapse of time or both) of any right or obligation of the Company or the Subsidiary under, or result in a loss of any benefit to which the Company or the Subsidiary is entitled or otherwise receiving under, any Contract, or result in the creation of any Encumbrance other than a Permitted Encumbrance upon any assets of the Company or the Subsidiary, or (c) subject to compliance with the HSR Act, and assuming the receipt or making of all Acquiror Consents, violate or result in a breach of or constitute a default under any Law to which Seller, the Company or the Subsidiary is subject, or under any Governmental Authorization other than, in the cases of clauses (b) and (c), any violations, breaches, defaults, terminations, cancellations, modifications, accelerations, losses or Encumbrances that, individually or in the aggregate, does not and would not reasonably be expected to have a Material Adverse Effect.

Section 3.5 Binding Effect. Assuming due authorization, execution and delivery by Acquiror, each of this Agreement and each Related Agreement constitutes (or, in the case of any Related Agreements to be executed and delivered after the date of this Agreement, will constitute) a valid and legally binding obligation of Seller enforceable against Seller in accordance with its terms, except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws now or hereafter in effect affecting creditors’ rights generally, or by principles governing the availability of equitable remedies.

Section 3.6 Financial Statements. Set forth in Section 3.6 of the Seller Disclosure Schedule are true and complete copies of (a) (i) the unaudited consolidated balance sheet of the Company, including pro forma adjustments to reflect (x) certain liabilities of the Business that resided at Seller or one of its Affiliates other than the Company and the Subsidiary (y) the removal of the Excluded Fixed Assets, and (z) the elimination of certain intercompany receivables (collectively, the “Pro Forma Adjustments”) and (ii) unaudited consolidated income statements of the Company at and for the fiscal year ended June 30, 2013 (collectively, the “Fuse Year-End Financial Statements”) and (b) (i) the unaudited consolidated balance sheet of the Company, including the Pro Forma Adjustments and (ii) unaudited consolidated income statements of the Company at and for the six (6) month period ended December 31, 2013 (collectively, the “Fuse Interim Financial Statements”). The Fuse Year-End Financial Statements and the Fuse Interim Financial Statements have been prepared in accordance with GAAP consistently applied, and fairly present in all material respects the consolidated financial condition and results of operations of the Company and Subsidiary as of the dates thereof or the periods then ended, subject to the absence of notes and similar presentation items therein and, in the case of the Fuse Interim Financial Statements, normal year-end adjustments. Section 3.6 of the Seller Disclosure Schedule also sets forth a true, correct and complete list of the Company’s and the Subsidiary’s material editing assets.

Section 3.7 Absence of Changes. Since December 31, 2013, (a) the Company and the Subsidiary have conducted the Business only in the Ordinary Course and (b) there has not been any event, occurrence, circumstance, development or condition that, individually or in the aggregate, has had or would be reasonably expected to have a Material Adverse Effect.

Section 3.8 Absence of Liabilities. Except as reflected, reserved against or otherwise disclosed in the Fuse Interim Financial Statements or the Fuse Year-End Financial Statements, neither the Company nor the Subsidiary has any Liabilities that would be required to be reflected on a consolidated balance sheet of the Company prepared in accordance with GAAP other than (a) Liabilities incurred in the Ordinary Course since December 31, 2013, (b) Liabilities arising from compliance by the Company or the Subsidiary with the terms of any Material Contract listed on Section 3.11(a) of the Seller Disclosure Schedule, (c) Liabilities that, individually or in the aggregate, have not had or would not reasonably be expected to have a Material Adverse Effect, and (d) any Liabilities incurred pursuant to the terms of this Agreement and the Related Agreements.

Section 3.9 Litigation and Claims.

(a) As of the date hereof, there are no pending, or to the Company’s Knowledge threatened, Actions against the Company or the Subsidiary or relating to the Membership Interests or the Business.

(b) None of the Membership Interests, the Business or the assets of the Company or the Subsidiary is subject to any pending or, to the Company’s Knowledge, threatened order, writ, judgment, award, injunction or decree of any Government Entity of competent jurisdiction.

Section 3.10 Indebtedness. As of the Closing Date, the Company and the Subsidiary will not have any Indebtedness.

Section 3.11 Contracts.

(a) Section 3.11(a) of the Seller Disclosure Schedule lists as of the date of this Agreement each of the following Contracts:

(i) any Contract granting programming, film or other content rights to the Company or the Subsidiary that requires payment by the Company or the Subsidiary of more than $100,000 in any calendar year or more than $250,000 in the aggregate over the remaining term of such Contract;

(ii) any employment contract for any Employee or any on-air talent Contract that requires payment by the Company or the Subsidiary of more than $100,000 in any calendar year or more than $250,000 in the aggregate over the remaining term of such Contract;

(iii) any Contract for the acquisition or lease of satellite transponders and other uplink and downlink relating to the distribution of the Service;

(iv) any Affiliation Agreement;

(v) the organizational documents for the Company and the Subsidiary;

(vi) any Contract that (A) contains any non-compete or exclusivity provisions with respect to the Company or the Subsidiary and (B) limits the ability of the Company or the Subsidiary to compete (w) in any line of business, (x) with respect to any product or service, (y) with any Person or (z) in any geographic area;

(vii) any Contract for the sale of any of the assets of the Company or the Subsidiary other than in the Ordinary Course;

(viii) any Contract between the Company or the Subsidiary, on the one hand, and any Related Party, on the other hand, that requires payments of more than $50,000 by any such Person in the aggregate over the remaining term of such Contract;

(ix) any Contract between the Company or the Subsidiary, on the one hand, and any of their Affiliates (other than the Company and the Subsidiary), on the other hand, other than arrangements or understandings relating to corporate allocations in the Ordinary Course that will not survive the Closing;

(x) any Contract not otherwise listed on Section 3.11(a)(i)-(ix) of the Seller Disclosure Schedule requiring payments by the Company or the Subsidiary, or pursuant to which third parties are required to pay to the Company or the Subsidiary, individually or in the aggregate with respect to such Contract, in excess of $100,000 in any calendar year or more than $250,000 in the aggregate over the remaining term of such Contract, other than arrangements relating to corporate allocations in the Ordinary Course that will not survive the Closing and Contracts that are terminable by the Company or the Subsidiary on no more than ninety (90) days’ notice without obligation to make any material payment or are scheduled to expire within ninety (90) days of the date hereof; and

(xi) any Contract that is an insurance policy currently carried by the Company or the Subsidiary.

The Contracts required to be set forth in the foregoing clauses (i) through (xi) are referred to herein as the “Material Contracts.”

(b) Each Material Contract and Lease is valid and binding on the Company or the applicable Subsidiary, as the case may be, and, to the Company’s Knowledge, on the other parties thereto, and is in full force and effect and is enforceable against the Company or the applicable Subsidiary, as the case may be, except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws now or hereafter in effect affecting creditors’ rights generally, or by principles governing the availability of equitable remedies and, to the Company’s Knowledge, shall continue in full force and effect following the Closing unless they terminate earlier in accordance with their terms. Neither the Company nor the Subsidiary are in breach of or default under any Material Contract or Lease, and, to the Company’s Knowledge, no event or circumstance has occurred which, with notice, lapse of time or both, would constitute a default or breach by the Company or the Subsidiary under any Material Contract or Lease, except for any such breaches or defaults that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect. As of the date hereof, the Company and the Subsidiary do not have any material disputes with the counterparty to any Material Contract. True, correct and complete copies of all Material Contracts as in effect as of the date of this Agreement have been made available to Acquiror on or before the date hereof by means of the virtual data room maintained by Seller and its Representatives on www.intralinks.com (the “Data Room”).

Section 3.12 Real Property.

(a) Neither the Company nor the Subsidiary owns any real property.

(b) Section 3.12(b) of the Seller Disclosure Schedule sets forth a true, complete and accurate list as of the date of this Agreement of the Leases. True and complete copies of all such Leases have been made available to Acquiror.

(c) Each of the Company and the Subsidiary that leases Leased Real Property pursuant to a Lease has a valid leasehold interest therein (subject to expiration of such Lease in accordance with its terms), except to the extent that the failure to have any such valid leasehold interest would not reasonably be expected to have a Material Adverse Effect.

Section 3.13 Sufficiency of Assets. As of the date hereof, except as set forth on Section 3.13 of the Seller Disclosure Schedule, either the Company or the Subsidiary (a) directly owns or has a valid legal and enforceable right to use, except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws now or hereafter in effect affecting creditors’ rights generally, or by principles governing the availability of equitable remedies, all of the property, assets and other rights (whether tangible or intangible) used or held for use in connection with the Business, which assets are sufficient to be able to lawfully operate and conduct the Business and the operations of the Company and the Subsidiary as they are conducted as of the date hereof and (b) are a party to each of the Affiliation Agreements and the Material Contracts. At the Closing and taking into account the rights of the Company and the Subsidiary under the Transition Services Agreement, the Company and the Subsidiary will directly own, or have a valid legal and enforceable right to use, sufficient property, assets and other rights (whether tangible or intangible) to be able to lawfully operate and conduct the Business and the operations of the Company and the Subsidiary in substantially the same manner as they are conducted as of the date hereof, except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws now or hereafter in effect affecting creditors’ rights generally, or by principles governing the availability of equitable remedies.

Section 3.14 Benefit Plans.

(a) Neither the Company nor the Subsidiary sponsors or maintains any material compensation or benefit plans, policies or arrangements covering Employees, including, but not limited to, “employee benefit plans” within the meaning of Section 3(3) of ERISA, and deferred compensation, severance, stock option, stock purchase, stock appreciation rights, stock based, incentive and bonus plans (collectively, “Benefit Plans”), and neither the Company nor the Subsidiary is a party to any employment or severance agreements with any Employee.

(b) Section 3.14(b) of the Seller Disclosure Schedule lists as of the date of this Agreement each Benefit Plan sponsored by Seller in which any Employee participates (collectively, the “Seller Benefit Plans”) and each employment or severance agreement with an Employee. Seller has made available to Acquiror a copy of each Seller Benefit Plan and each amendment thereto, together with the most recent annual report (IRS Form 5500) prepared in connection with any Seller Benefit Plan.

(c) To the Company’s Knowledge, the Seller Benefit Plans are in compliance in all material respects with all applicable requirements of ERISA, the Code, other applicable Law, and have been administered in material accordance with their terms. With respect to each Seller Benefit Plan that is intended to be tax-qualified under Section 401(a) of the Code, the Company has either received a determination letter from the IRS stating that it so qualifies under Section 401(a) of the Code, or it has applied for a determination letter and has not yet received a formal response from the IRS. To the Company’s Knowledge, nothing has occurred that would, individually or in the aggregate, reasonably be expected to result in the loss of such qualification.

(d) There are no pending or, to the Company’s Knowledge, threatened Actions with respect to any Seller Benefit Plans, other than ordinary course claims for benefits by participants and beneficiaries.

(e) Neither the Company nor the Subsidiary has any employees.

Section 3.15 Labor Relations. None of Seller, any of Seller’s Affiliates, the Company nor the Subsidiary is party to any collective bargaining agreement, works council agreement, labor union contract, trade union agreement, and other agreement (each a “Collective Bargaining Agreement”) with any union, works council, or labor organization (each a “Union” and collectively “Unions”) applicable to any of the Employees, and no Collective Bargaining Agreement is being negotiated by Seller, any of Seller’s Affiliates, the Company or the Subsidiary with respect to any of the Employees. Except as would not reasonably be expected to have a Material Adverse Effect, individually or in the aggregate: (i) to the Company’s Knowledge, in the past three (3) years, no Union or group of employees has sought to organize any Employees for purposes of collective bargaining, made a demand for recognition or certification, sought to bargain collectively with Seller, any of Seller’s Affiliates, the Company or the Subsidiary with respect to Employees, or filed a petition for recognition with any Government Entity; (ii) no Collective Bargaining Agreement is being negotiated by Seller, any of Seller’s Affiliates, the Company or the Subsidiary with respect to Employees; (iii) in the past three years there have been no actual or, to the Company’s Knowledge, threatened strikes, lockouts, slowdowns, work stoppages, boycotts, handbilling, picketing, walkouts, demonstrations, leafleting, sit-ins, sick-outs, or other forms of organized labor disruption with respect to the Company or the Subsidiary or the Employees; and (iv) each of the Employees has all work permits, immigration permits, visas, or other authorizations required by Law for such Employee given the duties and nature of such Employee’s employment.

Section 3.16 Environmental Matters. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (a) the Company and the Subsidiary have for the past three years been in compliance with all applicable Environmental Laws, and (b) as of the date hereof, the Company has not received any written notice of any violation or alleged violation of, or any Liability under, any Environmental Law relating to the operation of the Business or the Leased Real Property by the Company or the Subsidiary. Notwithstanding any other representation or warranty in this Article III, the representations in this Section 3.16 constitute the sole representations and warranties of Seller relating to any Environmental Law or Hazardous Substance.

Section 3.17 Taxes.

(a) All material Tax Returns required to have been filed by the Company and the Subsidiary have been filed on or prior to the due date for such Tax Returns (taking into account any extensions), and each such Tax Return is true, correct, accurate and prepared in accordance with applicable Laws in all material respects. All Taxes shown as due and payable on such Tax Returns by the Company and the Subsidiary as of the date of this Agreement have been paid. None of Seller, the Company or the Subsidiary has filed or requested any extension of time within which to file any Tax Return, which Tax Return has not since been filed. Seller, the Company and the Subsidiary have timely withheld and paid to the appropriate Government Entity all material amounts required to have been withheld and paid in connection with amounts paid or owing to any member, employee, creditor, independent contractor or other third Person. None of Seller, the Company or the Subsidiary is party to any Tax allocation or sharing agreement with respect to which SiTV Media, LLC or any of its subsidiaries (including the Company and the Subsidiary) could have liability after the Closing Date.

(b) None of Seller, the Company or the Subsidiary has received notice of any pending or threatened claims, assessments, notices, deficiencies or audits with respect to any material Taxes owed or allegedly owed by the Company or the Subsidiary.

(c) There are no outstanding deficiencies asserted in writing by a Government Entity for material Taxes payable by the Company and the Subsidiary for any Taxes that are unpaid.

(d) None of Seller, the Company or the Subsidiary (i) has participated in, nor is participating in, any “reportable transaction” within the meaning of Section 1.6011-4 of the Treasury Regulations or (ii) has ever been a party to any transaction or arrangement which may have caused an extension of any statute of limitations related to Taxes, including an extension because a transaction or arrangement was required to be, but was not, reported to any Government Entity.

(e) There is no lien for Taxes upon any of the assets of the Company or the Subsidiary, other than Permitted Encumbrances.

(f) Neither the Company nor the Subsidiary has ever been taxed as a corporation for U.S. federal income tax purposes.

Section 3.18 Compliance with Laws; Permits.

(a) The Company and the Subsidiary are in and have been in, and the Business is being and has been conducted in material compliance with all applicable Laws and, as of the date of this Agreement, neither the Company nor the Subsidiary has received any written notice alleging any violation under any applicable Law except for violations that have been cured or remedied.

(b) The Company and the Subsidiary have obtained all material permits, licenses, consents, approvals, certificates, qualifications, registrations, franchises or other authorizations or filings of notification reports or assessments necessary in each jurisdiction in which the Company and/or its Subsidiary operates the Business (the “Permits”), and each of the Company and the Subsidiary has complied in all material respects with the terms and conditions of each Permit and each Permit is in full force and effect. There are no pending, or to the Company’s Knowledge, threatened proceedings which would reasonably be expected to adversely affect such Permits, and to the Company’s Knowledge, no such Permits are threatened to be suspended, revoked or otherwise rendered invalid.

(c) Nothing in this representation addresses or shall be deemed to address any compliance issue that is addressed by any other representation or warranty contained herein.

Section 3.19 Intellectual Property.

(a) The Company and the Subsidiary have good and valid title to, or a license or otherwise a valid right to use, all Intellectual Property necessary for the conduct of the Business and, solely with respect to Intellectual Property owned by them, free and clear of all Encumbrances other than Permitted Encumbrances and other than any title or license or other valid rights the absence of which, individually or in the aggregate, does not have and would not reasonably be expected to materially impair the operation of the Business.

(b) Section 3.19 of the Seller Disclosure Schedule sets forth an accurate and complete list of all registrations and applications to register all Intellectual Property owned, in whole or in part, by the Company or the Subsidiary.

(c) To the Company’s Knowledge, no third party is infringing upon the Intellectual Property rights of the Company or the Subsidiary in any material respect. Section 3.19 of the Seller Disclosure Schedule sets forth all Intellectual Property owned by the Company or the Subsidiary that is registered with the United States Patent and Trademark Office, United States Copyright Office or any equivalent foreign Government Entity.

(d) Neither the Company nor the Subsidiary has received any written notice that remains unresolved alleging that the Company or the Subsidiary, or the use of any Intellectual Property by the Company or the Subsidiary, has violated, infringed or misappropriated any Intellectual Property rights of any other Person.

Section 3.20 Distributors. Set forth on Section 3.20 of the Seller Disclosure Schedule is a list of the 12 largest Distributors of the Company and the Subsidiary as of the most recent date prior to the date of the Agreement as of which the respective Distributor has provided such information to Seller or its Affiliates, and set forth opposite the name of each such Distributor is the number of subscribers receiving the Service attributable to such Distributor as of such date according to the information so provided. For purposes of this Section 3.20, National Cable Television Cooperative, Inc. shall be deemed a single Distributor.

Section 3.21 Organizational Documents. Complete and correct copies of the organizational documents, minute books or similar records and equity ledger books, as applicable, of the Company and the Subsidiary have been made available to Acquiror in the Data Room and shall be transferred to Acquiror at Closing. Each such document is true, accurate, complete and in full force and effect.

Section 3.22 Investor Representations.

(a) Accredited Investor; Sufficient Experience. Seller is an “accredited investor” within the meaning of Rule 501 of Regulation D under the Securities Act of 1933, as amended (the “Securities Act”). Seller has sufficient knowledge and experience in investing in companies similar to Acquiror, including in terms of Acquiror’s stage of development, so as to be able to evaluate the risks and merits of its investment in Acquiror and it is able financially to bear the risks thereof.

(b) Acquisition for own Account. The Equity Consideration being acquired hereunder by Seller is being acquired for its own account for the purpose of investment and not with a view to, or for resale in connection with, any distribution thereof within the meaning of the Securities Act.

(c) No Resale. Seller understands that (i) the Equity Consideration will not be registered under the Securities Act by reason of its issuance in a transaction exempt from the registration requirements of the Securities Act, and (ii) the Equity Consideration must be held indefinitely, subject to the terms and conditions set forth in the limited liability company agreement of SiTV Media, LLC and the other Equity Consideration Agreements, unless a subsequent disposition thereof is registered under the Securities Act, is exempt from such registration and/or is otherwise sold in compliance with the terms of the limited liability company agreement of SiTV Media, LLC and the other Equity Consideration Agreements.

Section 3.23 Finders’ Fees. Except for fees to certain financial advisors that will be paid exclusively by Seller, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of the Company or the Subsidiary and who is entitled to any fee or commission from the Company or the Subsidiary in connection with the Transaction.

Section 3.24 No Other Representations or Warranties. Except for the representations and warranties contained in this Article III, Acquiror agrees (a) that neither Seller nor any other Person on behalf of Seller or any of its Affiliates makes any other express or implied representation or warranty with respect to the Business, Seller, the Company or the Subsidiary or with respect to any other information provided to Acquiror or its Representatives in connection with the Transaction and (b) that neither Seller nor any other Person will have or be subject to any Liability or indemnification obligation to Acquiror or any other Person resulting from the distribution to Acquiror or its Representatives, or Acquiror’s or its Representatives’ use, of any such information, including any information, documents, projections, forecasts or other material made available to Acquiror or its Representatives in certain “data rooms”, electronic or otherwise and including the Data Room or management presentations or in any other form in expectation of, or in connection with, the Transaction.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES OF ACQUIROR

Acquiror represents and warrants to Seller as follows:

Section 4.1 Organization and Qualification; Capitalization.

(a) Acquiror is a corporation and is duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its assets and to carry on its business as currently conducted. SiTV Media, LLC shall be a limited liability company and shall be duly organized, validly existing and in good standing under the laws of the State of Delaware and shall have all requisite limited liability company power and authority to own, lease and operate its assets and to carry on its business as currently conducted.

(b) As of the date hereof, the authorized capital stock of Acquiror consists of 26,000,000 shares of common stock, 890,818 shares of Series A-1 Preferred Stock, 63,649 shares of Series A-2 Preferred Stock, 6,773,399 shares of Series C-1 Preferred Stock, 7,148,710 shares of Series C-2 Preferred Stock, 1,062,976 shares of Series C-3 Preferred Stock, 1,766,369 shares of Series D-1 Preferred Stock, 1 shares of Series D-2 Preferred Stock and 2,725,784 shares of Series E Preferred Stock (collectively, the “Acquiror Preferred Stock”). The issued and outstanding shares of each class of capital stock of Acquiror, and the beneficial and record owners thereof, as of the date hereof is set forth on Section 4.1(b) of the Acquiror Disclosure Schedule, and all such capital stock was validly issued, fully paid and nonassessable and was not issued in violation of any preemptive rights. Except as set forth on Section 4.1(b) of the Acquiror Disclosure Schedule, there are no options, warrants, convertible securities or other rights, agreements, arrangements or commitments relating to the shares of Acquiror’s common stock or obligating Acquiror to issue or sell any shares of its common stock, or any other interest in, Acquiror.

(c) The limited liability company membership interests of SiTV Media, LLC to be issued by SiTV Media, LLC to Seller pursuant to this Agreement will, when issued, be duly and validly authorized and issued, and fully paid and nonassessable, and will be issued free and clear of all Encumbrances and free of any limitation or restriction on the right to vote such limited liability company membership interests of SiTV Media, LLC, in each case, other than those arising from the ownership or actions of Seller or any of its Affiliates.

Section 4.2 Authorization. Acquiror has full corporate power and authority to execute and deliver this Agreement and the Related Agreements to which it is a party and to perform its obligations hereunder and under such Related Agreements. The execution, delivery and performance by Acquiror of this Agreement and the Related Agreements to which it is a party has been duly and validly authorized by all requisite corporate action on behalf of Acquiror, and no additional approval, consent or other action is required in connection with the execution or delivery by Acquiror of this Agreement or the Related Agreements, the performance by Acquiror of its obligations under this Agreement or the Related Agreements to which it is a party or the consummation of the Transaction in accordance with the terms hereof.

Section 4.3 Consents and Approvals. Section 4.3 of the Acquiror Disclosure Schedule lists all Acquiror Consents, other than such Acquiror Consents the failure of which to be obtained or made will not impair Acquiror’s ability to perform the obligations under this Agreement.

Section 4.4 Non-Contravention. The execution, delivery and performance by Acquiror of this Agreement, and the consummation of the Transaction, do not and will not (a) violate any provision of the organizational documents of Acquiror, (b) assuming the receipt or making of all Acquiror Consents with respect to Persons that are not Government Entities, violate, or result in a breach of, or constitute a default under, or result in the termination, cancellation, modification or acceleration (whether after the filing of notice or the lapse of time or both) of any right or obligation of Acquiror under, or result in a loss of any benefit to which Acquiror is entitled or otherwise receiving under, any contract, agreement or arrangement to which it is a party, or result in the creation of any Encumbrance upon any of its assets, or (c) subject to compliance with the HSR Act, and assuming the receipt or making of all Acquiror Consents with respect to Government Entities, violate or result in a breach of or constitute a default under any Law to which Acquiror is subject, other than, in the cases of clauses (b) and (c), any violations, breaches, defaults, terminations, cancellations, modifications, accelerations, losses or Encumbrances that, individually or in the aggregate, does not and would not reasonably be expected to materially impair or delay Acquiror’s ability to perform its obligations hereunder.

Section 4.5 Binding Effect. Assuming due authorization, execution and delivery by the other parties hereto, this Agreement and each Related Agreement constitutes (or, in the case of any Related Agreements to be executed and delivered after the date of this Agreement, will constitute) a valid and legally binding obligation of Acquiror enforceable against Acquiror in accordance with its terms, except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws now or hereafter in effect affecting creditors’ rights generally, or by principles governing the availability of equitable remedies.

Section 4.6 Availability of Funds.

(a) Acquiror understands and acknowledges that under the terms of this Agreement, Acquiror’s consummation of the Transaction is not in any way contingent upon or otherwise subject to Acquiror’s consummation of any financing arrangements, Acquiror’s obtaining of any financing or the availability, grant, provision or extension of any financing to Acquiror.

(b) The obligations of Acquiror under this Agreement are not subject to any conditions regarding the ability of Acquiror, any of its Affiliates or any other Person to obtain financing for the consummation of the Transaction.

(c) As of the date of this Agreement, Acquiror has received an executed debt commitment letter dated April 3, 2014 and the related fee letter (collectively, the “Debt Commitment Letter”) from the financing sources set forth therein (collectively, “Lenders”; provided, that for purposes of this Agreement, references to Lenders also shall include, after the date hereof, to the extent alternative debt financing from alternative financial institutions is obtained in accordance with this Agreement, all such alternative financial institutions), pursuant to which Lenders have committed, subject to the terms and conditions set forth therein, to provide to Acquiror the amount of financing set forth in the Debt Commitment Letter (the “Debt Financing”), to consummate the Transaction and refinance certain of Acquiror’s existing Indebtedness. A true and complete copy of the Debt Commitment Letter has been previously provided to Seller, except that the fee amounts, pricing caps, pricing change dates and other pricing terms set forth in the above referenced fee letter have been redacted (provided that such redactions are not of terms that would adversely affect the conditionality, enforceability, availability, termination or aggregate principal amount of the Debt Financing on the Closing Date). The Debt Commitment Letter has not been amended or modified prior to the execution of this Agreement, no such amendment or modification is contemplated as of the date hereof and the respective commitments contained in the Debt Commitment Letter have not been withdrawn, terminated or rescinded in any respect. As of the execution of this Agreement there are no side letters or other agreements, contracts or arrangements related to the funding or investing, as applicable, of the Debt Financing other than Acquiror’s engagement letter with its Lender or as expressly set forth in the Debt Commitment Letter. Assuming the satisfaction of the conditions set forth in Section 6.1 and Section 6.2, when funded in accordance with their terms, the proceeds contemplated by the Debt Commitment Letter (after giving effect to any flex provisions), together with available cash of Acquiror, will be sufficient for Acquiror to (i) pay the Initial Cash Consideration due under this Agreement on the Closing Date, (ii) pay any and all fees and expenses required to be paid by Acquiror in connection with the Transaction (including the Debt Financing), (iii) satisfy all of the other payment obligations of Acquiror contemplated hereunder, and (iv) refinance Acquiror’s existing Indebtedness as contemplated therein. Acquiror has fully paid any and all commitment fees or other fees required by such Debt Commitment Letter to be paid on or before the date hereof and will pay all additional fees under the Debt Commitment Letter as they become due. As of the date hereof, (i) the Debt Commitment Letter is valid and in full force and effect with respect to Acquiror and, to the knowledge of Acquiror, with respect to any other party thereto and (ii) assuming the accuracy of the Company’s and Seller’s representations and warranties in this Agreement and performance by the Company and Seller of their respective obligations in this Agreement, the Debt Commitment Letter does not contain any material misrepresentation by Acquiror. As of the date hereof, no event has occurred which (with or without notice, lapse of time or both) would reasonably be expected to constitute a default or breach thereunder on the part of Acquiror or, to the knowledge of Acquiror, any other party thereto. There are no conditions precedent to the funding of the full amounts contemplated by the Debt Financing, other than as set forth in the Debt Commitment Letter. As of the date hereof, assuming the satisfaction of the conditions set forth in Section 6.1 and Section 6.2, Acquiror does not have any reason to believe that any of the conditions precedent to the funding of the Debt Financing would not reasonably be expected to be satisfied or that the Debt Financing would not reasonably be expected to be available to Acquiror on the Closing Date.

(d) Assuming the satisfaction of the conditions set forth in Section 6.1 and Section 6.2, at the Closing Acquiror will have sufficient funds (after giving effect to any flex provisions) to (i) pay the Initial Cash Consideration, (ii) pay any and all fees and expenses required to be paid by Acquiror in connection with the Transaction (including the Debt Financing), (iii) satisfy all of the other payment obligations of Acquiror contemplated hereunder, and (iv) refinance Acquiror’s existing indebtedness as contemplated therein.

Section 4.7 Financial Statements. Set forth in Section 4.7 of the Acquiror Disclosure Schedule are true and complete copies of (a) the consolidated audited balance sheet of Acquiror and its subsidiaries for the fiscal year ended as of December 31, 2012, and the related consolidated audited statements of income and cash flows of Acquiror and its subsidiaries (collectively, the “Acquiror Financial Statements”) and (b) the consolidated unaudited balance sheet of Acquiror and its subsidiaries as of December 31, 2013, and the related consolidated unaudited statements of income and cash flows of Acquiror and its subsidiaries (the “Acquiror Interim Financial Statements”). The Acquiror Financial Statements and the Acquiror Interim Financial Statements have been prepared in accordance with GAAP consistently applied, and fairly present in all material respects the consolidated financial condition, results of operations, changes in members’ equity and cash flows of Acquiror as of the dates thereof or the periods then ended, and, in the case of the Acquiror Interim Financial Statements, subject to the absence of notes and similar presentation items therein and normal year-end adjustments. Acquiror’s consolidated annual audited financial statements for each year since 2010 have been audited by Ernst & Young LLP and the audit report for each such audit was dated no later than May 31 in each such year and contained no material qualifications.

Section 4.8 Absence of Changes. Since December 31, 2013, (a) Acquiror has conducted its business only in the ordinary course of business in accordance with its customary and normal practices, policies and procedures and (b) there has not been any event, occurrence, circumstance, development or condition that, individually or in the aggregate, has had or would be reasonably expected to have an Acquiror Material Adverse Effect.

Section 4.9 Absence of Liabilities. Except as reflected, reserved against or otherwise disclosed in the Acquiror Interim Financial Statements or the Acquiror Financial Statements, Acquiror has no Liabilities that would be required to be reflected on a consolidated balance sheet of Acquiror prepared in accordance with GAAP other than (a) Liabilities incurred in the ordinary course of business in accordance with Acquiror’s customary and normal practices, policies and procedures since December 31, 2013, (b) Liabilities arising from compliance by Acquiror with the terms of any Acquiror Material Contract to which it is a party, (c) Liabilities that, individually or in the aggregate, have not had or would not reasonably be expected to have an Acquiror Material Adverse Effect, and (d) any Liabilities incurred pursuant to the terms of this Agreement and the Related Agreements.

Section 4.10 Compliance with Laws; Permits.

(a) Acquiror is in and has been in, and the business of Acquiror, is being and has been conducted in material compliance with all applicable Laws and, as of the date of this Agreement, Acquiror has not received any written notice alleging any violation under any applicable Law except for violations that have been cured or remedied.

(b) Acquiror has obtained all material permits, licenses, consents, approvals, certificates, qualifications, registrations, franchises or other authorizations or filings of notification reports or assessments necessary in each jurisdiction in which Acquiror operates its business (the “Acquiror Permits”), and Acquiror has complied in all material respects with the terms and conditions of each Acquiror Permit and each Acquiror Permit is in full force and effect. There are no pending, or to the Acquiror’s Knowledge, threatened proceedings which would reasonably be expected to adversely affect such Acquiror Permits, and to the Acquiror’s Knowledge, no such Acquiror Permits are threatened to be suspended, revoked or otherwise rendered invalid.

(c) Nothing in this representation addresses or shall be deemed to address any compliance issue that is addressed by any other representation or warranty contained herein.

Section 4.11 Operations of SiTV Media, LLC. Prior to the Acquiror Restructuring, SiTV Media, LLC shall be a direct, wholly owned subsidiary of Acquiror, formed solely for the purpose of engaging in the transactions contemplated by this Agreement and the Acquiror Restructuring. As of and from and after the Closing, SiTV Media, LLC shall have engaged in no other business activities and shall have conducted its operations only as contemplated by this Agreement and the Acquiror Restructuring.

Section 4.12 Acquiror Contracts. Each written agreement or contract or other written understanding, commitment or undertaking that is legally binding on Acquiror and material to the business of Acquiror (each, an “Acquiror Material Contract”) is valid and binding on Acquiror and, to Acquiror’s Knowledge, on the other parties thereto, and is in full force and effect and is enforceable against Acquiror, except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws now or hereafter in effect affecting creditors’ rights generally, or by principles governing the availability of equitable remedies and, to Acquiror’s Knowledge, shall continue in full force and effect following the Closing unless they terminate earlier in accordance with their terms. Acquiror is not in breach of or default under any Acquiror Material Contract, and, to Acquiror’s Knowledge, no event or circumstance has occurred which, with notice, lapse of time or both, would constitute a default or breach by Acquiror under any Acquiror Material Contract or Lease, except for any such breaches or defaults that, individually or in the aggregate, have not had and would not reasonably be expected to have an Acquiror Material Adverse Effect. Acquiror does not have any material disputes with the counterparty to any Material Contract.

Section 4.13 Taxes.

(a) All material Tax Returns required to have been filed by Acquiror and its subsidiaries have been filed on or prior to the due date for such Tax Returns (taking into account any extensions), and each such Tax Return is true, correct, accurate and prepared in accordance with applicable Laws in all material respects. All Taxes shown as due and payable on such Tax Returns by Acquiror and its subsidiaries as of the date of this Agreement have been paid. None of Acquiror or any of its subsidiaries has filed or requested any extension of time within which to file any Tax Return, which Tax Return has not since been filed. Acquiror and each of its subsidiaries have timely withheld and paid to the appropriate Government Entity all material amounts required to have been withheld and paid in connection with amounts paid or owing to any member, employee, creditor, independent contractor or other third Person. As of the Closing Date, each of SiTV Media, LLC and its subsidiaries will be taxable as a partnership and will not have elected to be treated as a corporation, in each case, for U.S. federal income tax purposes. Except as set forth on Section 4.13 of the Acquiror Disclosure Schedule, none of SiTV Media, LLC or any of its subsidiaries (i) has ever been taxed as a corporation for U.S. federal income tax purposes, (ii) has any Liability for the Taxes of any person under Section 1.1502-6 of the Treasury Regulations or any similar provision of state, local or foreign Law, as a transferee or successor, by contract or otherwise, or (iii) is party to any Tax allocation or sharing agreement with respect to which SiTV Media, LLC or any of its subsidiaries (including the Company and the Subsidiary after the Closing Date) could have liability after the Closing Date.

(b) None of Acquiror or any of its subsidiaries has received notice of any pending or threatened claims, assessments, notices, deficiencies or audits with respect to any material Taxes owed or allegedly owed by Acquiror or any of its subsidiaries.

(c) There are no outstanding deficiencies asserted in writing by a Government Entity for material Taxes payable by Acquiror or any of its subsidiaries for any Taxes that are unpaid.

(d) None of Acquiror or any of its subsidiaries (i) has participated in, or is participating in, any “reportable transaction” within the meaning of Section 1.6011-4 of the Treasury Regulations or (ii) has ever been a party to any transaction or arrangement which may have caused an extension of any statute of limitations related to Taxes, including an extension because a transaction or arrangement was required to be, but was not, reported to any Government Entity.

(e) There is no lien for Taxes upon any of the assets of the Acquiror or any of its subsidiaries, other than Permitted Encumbrances.

Section 4.14 Intellectual Property.

(a) Acquiror has good and valid title to, or a license or otherwise a valid right to use, all Intellectual Property necessary for the conduct of the business of Acquiror and, solely with respect to Intellectual Property owned by it, free and clear of all Encumbrances other than Permitted Encumbrances and other than any title or license or other valid rights the absence of which, individually or in the aggregate, does not have and would not reasonably be expected to materially impair the operation of the business of Acquiror.

(b) To Acquiror’s Knowledge, no third party is infringing upon the Intellectual Property rights of Acquiror in any material respect.

(c) Acquiror has not received any written notice that remains unresolved alleging that Acquiror, or the use of any Intellectual Property by Acquiror, has violated, infringed or misappropriated any Intellectual Property rights of any other Person.

Section 4.15 Litigation and Claims. As of the date hereof, there are no civil, criminal or administrative Actions pending against or relating to Acquiror or any of its Affiliates that, individually or in the aggregate, would reasonably be expected to materially impair or delay

Acquiror’s ability to perform its obligations hereunder. Neither Acquiror nor any of its Affiliates is subject to any order, writ, judgment, award, injunction or decree of any Government Entity of competent jurisdiction or any arbitrator or arbitrators that, individually or in the aggregate, would reasonably be expected to materially impair or delay Acquiror’s ability to perform its obligations hereunder.

Section 4.16 Finders’ Fees. Except for fees to certain financial advisors that shall be paid exclusively by Acquiror, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Acquiror or any Affiliate of Acquiror and who is entitled to any fee or commission in connection with the Transaction.

Section 4.17 Solvency. As of the date hereof and at and immediately after the Closing, Acquiror (a) is and will be solvent (in that both the fair value of its assets is not and will not be less than the sum of its debts and that the present fair saleable value of its assets is not and will not be less than the amount required to pay its probable liability on its recourse debts as they mature or become due), (b) has and will have adequate capital and liquidity with which to engage in its business and (c) has not and will not have incurred and does not and will not plan to incur debts beyond its ability to pay as they mature or become due.

Section 4.18 No Other Representations or Warranties. Except for the representations and warranties contained in this Article IV, Seller agrees that neither Acquiror nor any other Person on behalf of Acquiror or any of its Affiliates makes any other express or implied representation or warranty with respect to Acquiror or with respect to any other information provided to Seller or its Representatives in connection with the Transaction.

ARTICLE V.

COVENANTS

Section 5.1 Access and Information.

(a) From the date hereof until the Closing, subject to any applicable Laws, Seller shall, and shall cause the Company and the Subsidiary to, furnish or cause to be furnished to Acquiror, during regular business hours and upon reasonable advance notice, such information that is available with respect to the Company and the Subsidiary and the Business as Acquiror from time to time reasonably requests; provided that in no event shall Acquiror have access to any information that (x) based on advice of Seller’s counsel, would violate applicable Laws, including Antitrust Laws, or would destroy any legal privilege, or (y) in Seller’s reasonable judgment, would (A) result in the disclosure of any trade secrets or proprietary or confidential information of third parties or (B) violate any obligation of the Company, the Subsidiary or any Affiliate of any of the foregoing with respect to confidentiality; provided that in each case Seller, the Company and the Subsidiary shall have used commercially reasonable efforts to permit the disclosure of such information. All information received pursuant to this Section 5.1(a) shall be governed by the terms of the Confidentiality Agreement.

(b) For a period of seven (7) years after the Closing Date, Acquiror shall retain all Books and Records in existence on the Closing Date, and to the extent permitted by Law and confidentiality obligations, grant to Seller and its Representatives during regular business hours and subject to reasonable rules and regulations, the right, subject to Seller reimbursing Acquiror, the Company, the Subsidiary and any of their Affiliates for all out-of-pocket reasonable expenses incurred by them to comply with any such request at the expense of Seller, (i) to inspect and copy the Books and Records to the extent they relate to periods prior to the Closing Date and (ii) to have personnel of Acquiror and its Affiliates made available to them or to otherwise cooperate to the extent reasonably necessary, including in connection with (A) preparing and filing Tax Returns or any Tax inquiry, audit, investigation or dispute, or (B) any litigation or investigation. During the period from the date of this Agreement until the date that is seven (7) years from the date of this Agreement, no Books and Records relating to periods prior to the Closing Date shall be destroyed by Acquiror without first advising Seller in writing and giving Seller a reasonable opportunity to inspect and copy such Books and Records in accordance with this Section 5.1(b).

(c) For a period of seven (7) years after the Closing Date, Seller shall retain all of its books and records that relate to the Company and the Subsidiary which are in existence on the Closing Date, and to the extent permitted by Law and confidentiality obligations existing as of the Closing Date, grant to Acquiror and its Representatives during regular business hours and subject to reasonable rules and regulations, the right, subject to Acquiror reimbursing Seller and any of its Affiliates for all out-of-pocket reasonable expenses incurred by them to comply with any such request at the expense of Acquiror, (i) to inspect and copy such books and records to the extent they relate to the Company and the Subsidiary and (ii) to have personnel of Seller and its Affiliates made available to them or to otherwise cooperate to the extent reasonably necessary, including in connection with (A) preparing and filing Tax Returns or any Tax inquiry, audit, investigation or dispute, or (B) any litigation or investigation. During the period from the date of this Agreement until the date that is seven (7) years from the date of this Agreement, no books and records that relate to the Company and the Subsidiary which are in existence on the Closing Date shall be destroyed by Seller without first advising Acquiror in writing and giving Acquiror a reasonable opportunity to inspect and copy such books and records in accordance with this Section 5.1(c). For the avoidance of doubt, nothing in this Section 5.1(c) requires Seller to grant access to the Tax Returns of Seller or Seller’s Affiliates, except such portions of such Tax Returns for taxable periods (or portions thereof) ending on or before the Closing Date as relate to the Company, the Subsidiary and the Business and as necessary for Acquiror to prepare and file any Tax Return or any Tax inquiry, audit, investigation or dispute.

Section 5.2 Conduct of Business.

(a) From the date hereof to the Closing, except as otherwise contemplated by this Agreement, as required by Law, as set forth in Section 5.2 of the Seller Disclosure Schedule or as Acquiror otherwise consents in writing (which consent shall not be unreasonably withheld, conditioned or delayed), Seller shall cause, and shall cause its Affiliates (including the Company and the Subsidiary) to conduct the Business in the Ordinary Course and to:

(i) use commercially reasonable efforts to preserve intact the Business and their relationships with customers, suppliers, advertisers, Distributors, Employees and other business partners, provided however, that notwithstanding the foregoing or anything else in this Section 5.2 or elsewhere in this Agreement to the contrary, Seller shall have the right to take any of the actions specified in Section 5.2(a)(i) of the Seller Disclosure Schedule; and

(ii) keep Acquiror reasonably informed of any material discussions or other communications with respect to the terms of, disputes concerning or involving any Material Contracts, including without limitation any Affiliation Agreements.

(b) From the date hereof to the Closing, except as otherwise contemplated by this Agreement, as required by Law, as set forth in Section 5.2 of the Seller Disclosure Schedule or as Acquiror otherwise consents in writing (which consent shall not be unreasonably withheld, conditioned or delayed), Seller shall not, and shall cause its Affiliates (including the Company and the Subsidiary) not to:

(i) sell, lease, transfer, encumber, or otherwise dispose of any material assets of the Company or the Subsidiary except as expressly required by the terms of any Contract entered into prior to the date of this Agreement that is referenced in the Seller Disclosure Schedule;

(ii) (A) enter into any Contract that would have been a Material Contract or Lease if it had been entered into prior to the date hereof or (B) modify, renew, suspend, abrogate, terminate or amend in any material respect any Material Contract or any Lease, in each of clauses (A) and (B), other than (except with respect to any Affiliation Agreement) in the Ordinary Course;

(iii) modify, suspend, abrogate, amend or terminate any of the organizational documents of the Company or the Subsidiary;

(iv) sell, assign, transfer, encumber or otherwise dispose of any Equity Interests in the Company or the Subsidiary to any Person (other than Acquiror or any of its designees), or cause or permit the Company or the Subsidiary to engage in any merger, consolidation or other restructuring or recapitalization event, or liquidate or terminate the existence of the Company or the Subsidiary;

(v) (A) authorize or issue any Equity Interest or class of Equity Interests in the Company or the Subsidiary or (B) cancel, redeem or repurchase any of the Membership Interests;

(vi) except as required by any applicable Seller Benefit Plan, increase, or agree to increase, the compensation or bonus opportunities of, or employee benefits provided to, any of the Employees, other than increases in the Ordinary Course;

(vii) have the Company or the Subsidiary hire any person as an employee;

(viii) with respect to any claim, action, arbitration, dispute or other proceeding, enter into any settlement providing for injunctive or other nonmonetary relief, which relief would affect the Company or the Subsidiary after the Closing;

(ix) acquire (A) any Person, business or all or substantially all of the assets of any Person or business or (B) any other material assets, other than, in the case of this clause (B) only, in the Ordinary Course, in each case except as expressly required by the terms of any Contract entered into prior to the date of this Agreement that is referenced in the Seller Disclosure Schedule;

(x) make any change in its accounting policies, practices or procedures from those used to prepare the Fuse Year-End Financial Statements and the Fuse Interim Financial Statements, unless such change is required by GAAP;

(xi) fail to file, in a manner consistent with the Company’s and the Subsidiary’s past practice, all Tax Returns of the Company and the Subsidiary required to be filed on or before the Closing Date;

(xii) make or rescind any material Tax election, settle or compromise any material claim by a Government Entity for Taxes payable by the Company or the Subsidiary, or change any material Tax accounting method;

(xiii) enter into any new line of business outside of the Business;

(xiv) enter into any commitment for capital expenditures of the Company or the Subsidiary in excess of $100,000 for all commitments in the aggregate (in each case except for any such capital expenditures that are necessary to operate the Business in the Ordinary Course);

(xv) dispose of any rights in, to or for the use of any Intellectual Property or grant any license or right to any third party with respect to any such Intellectual Property, other than such dispositions or grants made in the Ordinary Course, consistent with past practices;

(xvi) incur any Indebtedness outside the Ordinary Course of Business; or

(xvii) authorize or enter into any agreement or commitment to do any of the foregoing.

Section 5.3 Notice of Developments. Prior to the Closing, Seller shall notify Acquiror in writing if Seller, the Company or the Subsidiary receives any written notice from any counterparty to any Affiliation Agreement alleging a material breach of or material default by the Company or the Subsidiary under any Affiliation Agreement, including any such notice asserting that an event or circumstance affecting the Company or the Subsidiary will result in such a breach or default.

Section 5.4 Intercompany Accounts. Except (a) for any amounts due between the Company or the Subsidiary, on the one hand, and Seller and its Affiliates (other than the Company and the Subsidiary), on the other hand, related to any of the Related Agreements, Material Contracts or with respect to reimbursement obligations relating to the Employees or (b) as set forth on Section 5.4 of the Seller Disclosure Schedule, Seller shall take such action, and make, or cause to be made, such payments as may be necessary so that, as of the Closing Date, there shall be no amounts due between the Company or the Subsidiary, on the one hand, and Seller and its Affiliates (other than the Company and the Subsidiary), on the other hand.

Section 5.5 Consents; Further Assurances.

(a) Subject to, and not in limitation of, Section 5.6, each of Seller, on the one hand, and Acquiror, on the other hand, shall cooperate and use its respective reasonable best efforts to fulfill as promptly as practicable the conditions to Closing in this Agreement to the extent it has the ability to control the satisfaction of such conditions. Without limiting the generality of the foregoing, Seller, on the one hand, and Acquiror, on the other hand, shall each, with the reasonable cooperation of the other, use reasonable best efforts to obtain and maintain all Seller Consents and Acquiror Consents, respectively.

(b) Nothing contained in this Agreement shall require the expenditure or payment of any funds (other than in respect of normal and usual attorneys’ fees, filing fees or other normal costs of doing business), the giving of any other consideration by Acquiror, Seller, the Company or the Subsidiary or any adjustment to the Final Cash Consideration or the Equity Consideration with respect to seeking any Seller Consents or Acquiror Consents.

(c) Seller and Acquiror agree that, in the event that any Seller Consents necessary or desirable to preserve for the Company or the Subsidiary any right or benefit under any Contract is not obtained prior to the Closing, Seller will, subsequent to the Closing, cooperate with Acquiror, the Company and the Subsidiary in attempting to obtain such consent, approval or authorization as promptly thereafter as practicable. If such consent, approval or authorization cannot be obtained, Seller shall use its commercially reasonable efforts to provide the Company and the Subsidiary with the rights and benefits of the affected Contract for the term of such Contract, and, if Seller provides such rights and benefits, the Company and the Subsidiary shall assume, and shall reimburse Seller and its Affiliates for, all Liabilities, obligations and burdens thereunder or incurred by them in connection therewith.

(d) Each party shall execute and deliver such other documents, certificates, agreements and other writings and to take such other commercially reasonable actions as may be necessary or desirable to evidence, consummate or implement expeditiously the Transaction.

Section 5.6 Regulatory Approvals.

(a) Each of Seller and Acquiror shall (i) make or cause to be made all filings required of each of them or any of their Affiliates under the HSR Act or other Antitrust Laws with respect to the Transaction as promptly as practicable and, in any event, within ten (10) days after the date of this Agreement in the case of all filings required under the HSR Act, (ii) use commercially reasonable efforts to comply at the earliest practicable date with any request under the HSR Act or other Antitrust Laws for additional information, documents, or other materials received by each of them or any of their respective subsidiaries or Affiliates from the FTC, the Antitrust Division of the Department of Justice (the “Antitrust Division”) or any other Government Antitrust Entity in respect of such filings or the Transaction, and (iii) use commercially reasonable efforts to cooperate with each other in connection with any such filing

(including, to the extent permitted by applicable Law, providing copies of drafts of all prepared filings to the non-filing parties prior to filing and considering all reasonable additions, deletions or changes suggested in connection therewith) and in connection with resolving any investigation or other inquiry of any of the FTC, the Antitrust Division or other Government Antitrust Entity under any Antitrust Laws with respect to any such filing or any such transaction. Each such party shall use its commercially reasonable efforts to furnish to each other all information requested by the other party that is reasonably required for any application or other filing to be made pursuant to any applicable Law in connection with the Transaction. Each such party shall promptly inform the other party hereto of any oral communication with, and provide copies of written communications with, any Government Entity regarding any such filings or any such transaction. No party hereto shall independently participate in any formal meeting with any Government Entity in respect of any such filings, investigation, or other inquiry without giving the other party hereto prior notice of the meeting and, to the extent permitted by such Government Entity, the opportunity to attend and participate. Subject to applicable Law, the parties hereto will consult and cooperate with one another in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto relating to proceedings under the HSR Act, other Antitrust Laws or other applicable Law. Any party may, if it reasonably deems it advisable and necessary, designate any competitively sensitive material provided to the other parties under this Section 5.6 as outside counsel only. Such materials and the information contained therein shall be given only to the outside legal counsel of the recipient and will not be disclosed by such outside counsel to employees, officers, or directors of the recipient, unless express written permission is obtained in advance from the source of the materials.

(b) Without limiting the generality of the undertakings pursuant to Section 5.5 and this Section 5.6, Acquiror and Seller agree to take or cause to be taken the following actions:

(i) the prompt use of its commercially reasonable efforts to take such actions as may be required to cause the expiration of the waiting or notice periods under the HSR Act or other Antitrust Laws with respect to the Transaction as promptly as possible after the date of this Agreement;

(ii) the prompt use of its commercially reasonable efforts to avoid the entry of any permanent, preliminary or temporary injunction or other order, decree, decision, determination or judgment or any other objections as may be asserted by any Government Antitrust Entity with respect to the Transaction under the HSR Act, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and any other United States federal or state or foreign statutes, rules, regulations, orders, decrees, administrative or judicial doctrines or other laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade (collectively, the “Antitrust Laws”); and

(iii) the prompt use of its commercially reasonable efforts to take, in the event that any permanent, preliminary or temporary injunction, decision, order, judgment, determination, decree or objection is entered or issued, or becomes reasonably foreseeable to be entered or issued, in any proceeding or inquiry of any kind that would make consummation of the Transaction in accordance with the terms of this Agreement unlawful or that would delay, restrain, prevent, enjoin or otherwise prohibit consummation of the Transaction, any and all steps (including, without limitation, the appeal thereof, the posting of a bond or the taking of the steps contemplated by clause (ii) above) necessary to resist, vacate, modify, reverse, suspend, prevent, eliminate or remove such actual, anticipated or threatened injunction, decision, order, judgment, determination, decree or objection so as to permit such consummation as promptly as practicable.

(c) Notwithstanding anything to the contrary in this Section 5.6, nothing herein shall require Acquiror or any of its subsidiaries on the one hand or Seller or any of its subsidiaries, on the other hand, to agree to sell, divest, dispose of or hold separate any assets, rights, licenses, businesses or other operations, or interests therein, or otherwise take or commit to take any action that would reasonably be expected to have a Material Adverse Effect or an Acquiror Material Adverse Effect, as applicable.

Section 5.7 Tax Matters.

(a) Seller, Acquiror each agree, and Acquiror shall cause SiTV Media, LLC to agree, for Federal income Tax purposes (and to the extent applicable, state and local income Tax purposes) that the contribution of the Membership Interests in exchange for the Final Cash Consideration and the Equity Consideration shall be treated (i) in part as a taxable sale of assets to Acquiror in exchange for the Final Cash Consideration and (ii) in part as contribution of assets in exchange for the Equity Consideration, in accordance with Treasury Regulation Section 1.707-3 (the “Disguised Sale Regulations”) and Section 721 of the Code (and any corresponding provision of state or local Tax Law). Seller and Acquiror shall prepare and file all Tax Returns in a manner consistent with the foregoing except as required otherwise by a final determination within the meaning of Section 1313 of the Code.

(b) Seller and Acquiror shall each be responsible for and pay one-half of all federal, state, local or foreign excise, sales, use, value added, transfer (including real property transfer or gains), stamp, documentary, filing, recordation and other similar taxes and fees that may be imposed or assessed as a result of the Transaction (other than any income taxes imposed as a result of the Transaction), together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties (“Transfer Taxes”). Any Tax Returns that must be filed in connection with Transfer Taxes shall be prepared by the party primarily or customarily responsible under applicable Law for filing such Tax Returns, and such party will use commercially reasonable efforts to provide such Tax Returns to the other party (or, in the case of the Company, to Seller) at least ten (10) Business Days prior to the date such Tax Returns are due to be filed. Acquiror and Seller shall cooperate in the timely completion and filing of all such Tax Returns.

(c) Neither Acquiror nor SiTV Media, LLC shall have authority to amend any Tax Return of the Company or the Subsidiary for any taxable periods ending on or before the Closing Date without Seller’s prior consent.

(d) Within ninety (90) days following the Closing Date, Acquiror shall provide Seller a draft allocation of the Final Cash Consideration and the Equity Consideration (as

adjusted pursuant to Article II hereof) among the assets of the Company and the Subsidiary for purposes of the Disguised Sale Regulations and Section 1060 of the Code, and such allocation shall be final and binding on the parties unless Seller notifies Acquiror of its objection to such allocation within 15 days following the receipt of such notice. If Seller so notifies Acquiror, Seller and Acquiror shall cooperate in good faith to prepare an allocation mutually acceptable to both parties. If Seller and Acquiror are unable to agree upon a purchase price allocation within forty-five (45) days following Acquiror’s receipt of Seller’s notice of objection, the parties shall retain a mutually acceptable nationally recognized accounting firm to prepare the allocation, whose determination shall be final and binding upon the parties.

(e) At or before the Closing, Seller shall deliver a duly executed certificate of non-foreign status in the form and manner that complies with Section 1445 of the Code and the Treasury Regulations thereunder.

(f) Acquiror shall cause SiTV Media, LLC to adopt the “traditional method” of partnership allocations under Section 704(c) of the Code with respect to the assets deemed contributed by Seller in exchange for the Equity Consideration.

(g) To the extent reasonably requested by Seller or Acquiror and SiTV Media, LLC, after the Closing Date, Seller and Acquiror shall (i) assist the other party in preparing any Tax Returns which such other party is responsible for preparing and filing, and (ii) cooperate fully in preparing for any audits of, or disputes with any Tax authority regarding, any Tax Returns of the Company or the Subsidiary. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information that are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Company, the Subsidiary and Seller agree (a) to retain all books and records with respect to Tax matters pertinent to the Company and the Subsidiary relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Acquiror or Seller, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (b) to give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, the Company, the Subsidiary or Seller as the case may be, shall allow the other party to take possession of such books and records.

Section 5.8 Contact with Customers, Supplier and Other Business Relations. Prior to the Closing, except as otherwise expressly contemplated hereby, Acquiror and its Representatives shall not have any contact or otherwise communicate with the customers, suppliers, advertisers, Distributors, Employees and other business partners of the Company and the Subsidiary about the Company or the Subsidiary or their respective assets, properties, operations or the Business in connection with the Transaction or otherwise outside Acquiror’s ordinary course of business consistent with past practice, in each case without the Company’s prior consent.

Section 5.9 Financing. Acquiror shall use commercially reasonable efforts to take, or cause to be taken, all actions and do, or cause to be done all things necessary to arrange the Debt

Financing on the terms and conditions described in the Debt Commitment Letter, including using commercially reasonable efforts to (a) satisfy (or obtain waivers to), on a timely basis, all conditions to obtaining the Debt Financing applicable to Acquiror set forth in the Debt Commitment Letter, (b) negotiate and enter into definitive agreements with respect thereto on the terms and conditions contemplated by the Debt Commitment Letter (including any related flex provisions) or on other terms in the aggregate not materially less favorable to Acquiror, and (c) in the event that the conditions to the Debt Financing are satisfied, and subject to satisfaction or waiver of the conditions set forth herein, at the Closing consummate the Debt Financing. Acquiror shall give Seller prompt notice (i) of any breach of the Debt Commitment Letter in any material respect by any Lender of which Acquiror becomes aware, (ii) if and when Acquiror becomes aware that any portion of the Debt Financing contemplated by any Debt Commitment Letter will not be available to consummate the Transaction, and (iii) of any termination of any Debt Commitment Letter. If any portion of the Debt Financing becomes unavailable on the terms and conditions contemplated in the Debt Commitment Letter, other than as a result of the failure of a condition contained herein to be satisfied by Seller or the Company, Acquiror shall use commercially reasonable efforts to arrange and obtain alternative financing, including from alternative sources, on terms not materially less favorable in the aggregate to Acquiror than the terms of the Debt Commitment Letter (“Alternative Financing”) as promptly as practicable following the occurrence of such event and the provisions of this Section 5.9 shall be applicable to the Alternative Financing. Acquiror shall (1) comply in all material respects with the Debt Commitment Letter, (2) enforce its rights under the Debt Commitment Letter and (3) not permit any material amendment or modification to be made to, or any waiver of any provision or remedy, if such amendments, modifications or waivers would impose new or additional conditions precedent to receipt of the Debt Financing or if such amendment would reasonably be expected to cause a material delay in the receipt of the Debt Financing under the Debt Commitment Letter or the fee letter referred to in the Debt Commitment Letter, without the prior written consent of Seller.

Section 5.10 Financing Cooperation. Each of Seller and the Company shall, and the Company shall cause the Subsidiary to, at Acquiror’s sole expense, use commercially reasonable efforts to cooperate in connection with the arrangement of the Debt Financing (or any replacement thereof) as may be reasonably requested by Acquiror (provided that such requested cooperation does not unreasonably interfere with the ongoing operations of the Company and the Subsidiary). Such cooperation may include, but not be limited to, (a) assisting Acquiror with respect to information regarding the Company and the Subsidiary in preparing customary offering and marketing materials required in connection with the Debt Financing, including an offering memorandum, confidential information memorandum, rating and agency presentations, as reasonably requested by Acquiror, (b) providing Acquiror with the Required Financial Statements, in each case, prepared in accordance with, or reconciled to, generally accepted accounting principles in the United States and prepared in all material respects in accordance with Regulation S-X under the Securities Act, subject to customary exceptions for Rule 144A offering memoranda including that such offering memorandum shall not be required to include financial statements or information required by Rules 3-10 or 3-16 of Regulation S-X, Compensation Discussion and Analysis otherwise required by Regulation S-K Item 402(b) or other information customarily excluded from a Rule 144A offering memorandum, (c) obtaining customary payoff letters, termination statements and other release and Encumbrance termination documents and instruments from existing financing sources and other lienholders of the

Company or the Subsidiary as reasonably requested by Acquiror or the Lenders solely with respect to Indebtedness of the Company or the Subsidiary, (d) providing customary “comfort” letters referred to in the Debt Commitment Letter from the Company’s auditors (with respect to information regarding the Company and the Subsidiary, subject to completion by such auditors of customary procedures relating thereto, including the receipt of customary representation letters), (e) furnishing such documentation and other information regarding the Company and the Subsidiary required with respect to the Debt Financing under applicable “know your customer” and anti-money laundering rules and regulations to the extent that such documentation and information has been reasonably requested at least ten Business Days prior to the anticipated Closing Date, and (f) providing customary cooperation with respect to the Company and the Subsidiary to the extent reasonably requested by Acquiror to facilitate the execution and delivery of the definitive agreements related to the Debt Financing on the terms contemplated by the Debt Commitment Letter or as otherwise reasonably necessary in connection with the Debt Financing to the extent within the control of Seller, the Company or the Subsidiary. Notwithstanding anything in this Agreement to the contrary, (i) nothing in this Agreement shall require any cooperation to the extent that it would require the Company or the Subsidiary to pay any commitment or other fees, reimburse any expenses or incur any other liability or obligation or provide or agree to provide any indemnity in connection with the Debt Financing prior to the Closing Date and (ii) no obligation of the Company or the Subsidiary under any certificate, document or instrument (other than customary authorization letters) delivered in connection with the Debt Financing shall be effective until the Closing Date and none of the Company or the Subsidiary shall be required to take any action under any certificate, document or instrument delivered in connection with the Debt Financing that is not contingent upon the Closing or that would be effective prior to the Closing. The managers of the Company and officers of the Company, and the managers and officers of the Subsidiary, shall not be required, prior to the Closing Date, to adopt resolutions approving the agreements, documents and instruments in connection with the Debt Financing or pursuant to which any portion of the Debt Financing is obtained or execute any of such agreements, documents or instruments, and the Subsidiary shall not be required to execute, prior to the Closing Date any documents contemplated by the Debt Financing. Acquiror shall promptly, upon request by the Company, indemnify and hold harmless the Company and its Affiliates and their respective directors, officers, employees and representatives from and against any and all losses, damages, claims, costs or expenses suffered or incurred by any of them in connection with the arrangement of the Debt Financing (including any action taken in accordance with this Section 5.10) and any information used in connection therewith (other than information relating to the Company or the Subsidiary provided to Acquiror in writing by the Company expressly for use therewith)), in each case, other than to the extent that such losses, damages, claims, costs or expenses arise from the gross negligence or willful misconduct of, or with respect to any material misstatement or omission in any information provided hereunder in writing by, the Company or any of its Affiliates expressly for use in connection with the Debt Financing. This indemnification shall survive termination of this Agreement.

Section 5.11 Transition Services. Section 5.11 of the Seller Disclosure Schedule sets forth a description of the transitional services that Seller or its Affiliates are willing to provide under the Transition Services Agreement (the “Potential TSA Services”). As promptly as reasonably practicable (and in any event no less than 20 Business Days prior to Closing), Acquiror shall notify Seller which of the Potential TSA Services it elects should be provided under the Transition Services Agreement. Seller shall prepare the final Schedule 2.01(a) to the Transition Services Agreement based on such election and Section 5.11 of the Seller Disclosure Schedule.

Section 5.12 Cooperation Regarding Advertisers. Seller agrees to use its commercially reasonable efforts to cooperate with Acquiror prior to Closing in Acquiror’s efforts to retain the advertising relationships of the Service after the Closing.

Section 5.13 Financial Statements. No later than twenty (20) Business Days prior to the Closing Date, Seller shall deliver to Acquiror the Required Financial Statements. The “Required Financial Statements” shall mean (i) if the Closing Date is on or prior to August 12, 2014, an audited consolidated balance sheet of the Company and audited consolidated income statements, stockholders’ equity statements and cash flows statements of the Company at and for the six-month period ended June 30, 2011 and the two fiscal years ended June 30, 2012 and 2013 (the “2013 Audited Financial Statements”), and an unaudited consolidated balance sheet of the Company and unaudited consolidated income statements, stockholders’ equity statements and cash flows statements of the Company at and for each interim fiscal quarter subsequent to June 30, 2013 ended at least 45 days prior to the Closing Date (and, with respect to the unaudited consolidated statements of income, stockholders’ equity and cash flows, the corresponding period for the prior fiscal year) (each of which interim unaudited financial statements shall have undergone a SAS 100 review) and (ii) if the Closing Date is after August 12, 2014, an audited consolidated balance sheet of the Company and an audited consolidated income statement, stockholders’ equity statement and cash flows statement of the Company at and for each of the three fiscal years ended June 30, 2012, 2013 and 2014. If clause (ii) of this Section 5.13 applies, Acquiror shall reimburse Seller and its Affiliates promptly for all out-of-pocket expenses incurred by them in connection with the preparation of the audited financial statements described therein at and for the fiscal year ended June 30, 2014 less Seller’s good faith estimate of the out-of-pocket expenses they would have incurred if they had prepared unaudited financial statements at and for the fiscal year ended June 30, 2014 and had their independent accountants perform a SAS 100 review on such financial statements.

Section 5.14 Acquiror Restructuring. Prior to the Closing, Acquiror shall, and shall cause its Affiliates (including SiTV Media, LLC) to, consummate the Acquiror Restructuring pursuant to documentation reflecting the terms set forth in the Equity Consideration Term Sheet and otherwise reasonably satisfactory to Seller.

Section 5.15 Equity Consideration Agreements. Prior to the Closing, Seller and Acquiror shall use commercially reasonable efforts and act in good faith to negotiate and enter into the Equity Consideration Agreements.

ARTICLE VI.

CONDITIONS TO CLOSING

Section 6.1 Conditions to the Obligations of Acquiror and Seller. The obligations of the parties hereto to effect the Closing are subject to the satisfaction (or waiver by both parties) prior to the Closing of the following conditions:

(a) HSR. The waiting periods applicable to the consummation of the Transaction under the HSR Act shall have expired or been terminated; and

(b) No Prohibition. No Government Entity (including any federal or state court of competent jurisdiction) shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, judgment, injunction or other order (whether temporary, preliminary or permanent), in any case which is in effect and which makes unlawful, prohibits, delays, enjoins or otherwise prevents or restrains the consummation of the Transaction.

Section 6.2 Conditions to the Obligations of Acquiror. The obligation of Acquiror to effect the Closing is subject to the satisfaction (or waiver by Acquiror) prior to the Closing of the following conditions:

(a) Representations and Warranties. Each of the representations and warranties of Seller contained in this Agreement (other than the Seller Fundamental Representations) shall have been true and correct as of the date of this Agreement and shall be true and correct as of and as though made on the Closing Date (except for any such representation and warranty that is expressly made as of a specified date, which shall be true and correct as of such specified date) in all of such cases determined without regard to Section 3.8(c) in its entirety and without giving effect to any “Material Adverse Effect”, “material” or other materiality qualification, limitation or exception contained therein other than those in Section 3.6, Section 3.7(b), Section 3.11(a), and Section 3.14, in each case other than any failures to be so true and correct that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect. Each Seller Fundamental Representation shall have been true and correct in all material respects as of the date of this Agreement and shall be true and correct in all material respects as of and as though made on the Closing Date;

(b) Covenants. Each of the covenants and agreements of Seller to be performed on or prior to the Closing shall have been performed in all material respects;

(c) Certificate. Acquiror shall have received a certificate, signed on behalf of Seller by an authorized officer of Seller, dated the Closing Date, to the effect that the conditions set forth in Section 6.2(a) and Section 6.2(b) have been satisfied;

(d) Other Deliveries. Seller shall have delivered or caused to be delivered to Acquiror each of the deliverables specified in Section 2.5(a); and

(e) Equity Consideration Agreements. Seller shall have executed and delivered to Acquiror the Equity Consideration Agreements.

Section 6.3 Conditions to the Obligations of Seller. The obligations of Seller to effect the Closing are subject to the satisfaction (or waiver by Seller) prior to the Closing of the following conditions:

(a) Representations and Warranties. Each of the representations and warranties of Acquiror contained in this Agreement shall have been true and correct as of the date of this Agreement and shall be true and correct as of and as though made on the Closing Date (except for any such representation and warranty that is expressly made as of a specified date, which shall be true and correct as of such specified date);

(b) Covenants. Each of the covenants and agreements of Acquiror to be performed on or prior to the Closing shall have been performed in all material respects;

(c) Certificate. Seller shall have received a certificate, signed on behalf of Acquiror by an authorized officer of Acquiror, dated the Closing Date, to the effect that the conditions set forth in Section 6.3(a) and Section 6.3(b) have been satisfied;

(d) Consideration. Acquiror shall have delivered, or caused to be delivered, the consideration payable by it pursuant to Section 2.3;

(e) Other Deliveries. Acquiror shall have delivered or caused to be delivered to Seller each of the deliverables specified in Section 2.5(b);

(f) Acquiror Restructuring. Acquiror shall have consummated the Acquiror Restructuring in accordance with Section 5.14; and

(g) Equity Consideration Agreements. Acquiror shall have executed and delivered to Seller the Equity Consideration Agreements.

ARTICLE VII.

INDEMNIFICATION

Section 7.1 Survival.

(a) The representations and warranties of the parties hereto contained in this Agreement, and all claims pursuant to this Article VII, shall survive the Closing and may be asserted no later than the first anniversary of the Closing Date; provided, however, that notwithstanding the foregoing the Seller Fundamental Representations, and the representations and warranties contained in Section 3.14 (Benefit Plans), Section 3.15 (Labor Relations), Section 3.17 (Taxes), Section 3.22 (Investor Representations), Section 4.1(b) (Capitalization), Section 4.2 (Authorization), Section 4.16 (Finders’ Fees) and Section 4.17 (Solvency) shall survive the Closing until the expiration of the statute of limitations applicable thereto;

(b) The parties’ respective covenants and agreements contained in this Agreement to be performed prior to the Closing, and all claims with respect thereto, shall terminate and expire twelve (12) months after the Closing and the parties’ respective covenants and agreements contained in this Agreement to be performed following the Closing, and all claims with respect thereto, shall terminate upon the expiration of the statute of limitations applicable thereto; and

(c) Any claim hereunder with respect to any representation, warranty or covenant made in writing with reasonable specificity within the survival period applicable to such representation, warranty or covenant as set forth in this Section 7.1 shall survive until such claim is finally resolved.

Section 7.2 Indemnification by Seller.

(a) From and after the Closing, Seller will indemnify Acquiror, its Affiliates and their respective officers and directors (the “Acquiror Indemnified Parties”) against any Losses suffered by any of them as a result of any (v) breach of any representation or warranty set forth in Article III (determined without regard to Section 3.8(c) in its entirety and without giving effect to any “Material Adverse Effect”, “material” or other materiality qualification, limitation or exception contained therein other than those in Section 3.6, Section 3.7(b), Section 3.11(a), and Section 3.14), (w) failure of any representation or warranty set forth in Article III to be true and correct as of and as though made on the Closing Date (other than any representation and warranty that is expressly made as of a specified date) (determined without regard to Section 3.8(c) in its entirety and without giving effect to any “Material Adverse Effect”, “material” or other materiality qualification, limitation or exception contained therein other than those in Section 3.6, Section 3.7(b), Section 3.11(a), and Section 3.14) (each such breach or failure under clause (v) or (w), a “Warranty Breach”), (x) breach of any covenant or agreement of Seller pursuant to this Agreement, (y) the ownership of Fuse Programming by the Company and the Subsidiary or any operations of Fuse Programming prior to the date of this Agreement, or (z) the Excluded Liabilities; provided, however, that notwithstanding anything in this Agreement to the contrary no failure shall be deemed to have occurred pursuant to clause (w) above as a result of any of the following occurring after the date of this Agreement and on or prior to the Closing: (A) any actual or potential failure to extend or renew, or otherwise to enter into any Contract in replacement of, the Contract set forth in Section 1.1(i) of the Seller Disclosure Schedule or any notice or other development relating to any such extension or renewal of such Contract (or the failure thereof) or (B) any of the actions specified in Section 5.2(a)(i) of the Seller Disclosure Schedule.

(b) Seller’s obligation to indemnify the Acquiror Indemnified Parties as provided in this Section 7.2 shall be subject to the following limitations:

(i) Seller shall not be obligated (A) to indemnify against any Losses resulting from any individual Warranty Breach that does not exceed $25,000 (the “De Minimis Amount”) or (B) to indemnify against any Losses for individual Warranty Breaches in excess of the De Minimis Amount unless and until the aggregate amount of Losses resulting from such Warranty Breaches exceeds $3,390,000 (the “Basket”), and then shall be liable only to the extent the aggregate amount of Losses resulting from such Warranty Breaches exceeds the Basket;

(ii) Seller shall not be obligated to indemnify against any Losses resulting from Warranty Breaches in excess of the De Minimis Amount to the extent the aggregate amount of Losses resulting from such Warranty Breaches exceeds $22,600,000 (the “Indemnification Cap”);

(iii) Acquiror Indemnified Parties may not assert any claim for indemnification against Seller in respect of any representation, warranty or covenant after the date on which the survival period for such representation, warranty or covenant ends as provided in Section 7.1; and

(iv) the Acquiror Indemnified Parties shall not be entitled to indemnification under this Section 7.2 for (A) any Losses that are Excluded Damages (except for Excluded Damages payable to third parties in respect of third party claims) or (B) any Losses in respect of any matter to the extent such matter (x) was taken into account in determining the Adjusted Closing Net Working Capital or (y) had a reserve associated with it in the Fuse Interim Financial Statements.

(c) Notwithstanding anything in this Section 7.2 to the contrary, (i) the limitations on Seller’s obligation to indemnify the Acquiror Indemnified Parties set forth in Sections 7.2(b)(i) and (ii) shall not apply to Losses for Warranty Breaches of any Seller Fundamental Representation or any Excluded Liabilities and (ii) the maximum aggregate amount of Losses that the Acquiror Indemnified Parties may be entitled to recover for Warranty Breaches of the representations and warranties of Seller contained in Article III hereof shall be the Final Cash Consideration.

Section 7.3 Indemnification by Acquiror.

(a) From and after the Closing, Acquiror will indemnify Seller, its Affiliates and their respective officers and directors (the “Seller Indemnified Parties”) against any Losses suffered by any of them as a result of any (a) breach of any representation or warranty set forth in Article IV (determined without regard to Section 4.9(c) in its entirety and without giving effect to any “Acquiror Material Adverse Effect”, “material” or other materiality qualification, limitation or exception contained therein other than those in Section 4.7, Section 4.8(b) and Section 4.12), (b) failure of any representation or warranty set forth in Article IV to be true and correct as of and as though made on the Closing Date (other than any representation and warranty that is expressly made as of a specified date) (determined without regard to Section 4.9(c) in its entirety and without giving effect to any “Acquiror Material Adverse Effect”, “material” or other materiality qualification, limitation or exception contained therein other than those in Section 4.7, Section 4.8(b) and Section 4.12) (each such breach or failure under clause (a) or (b), an “Acquiror Warranty Breach”), (c) breach of covenant or agreement of Acquiror pursuant to this Agreement or (d) in the event the Acquiror Restructuring is not completed prior the Closing Date in accordance with Section 5.14, (i) the excess of (A) the Tax Liability of Seller with respect to its sale of the Membership Interests pursuant to this Agreement over (B) the Tax Liability the Seller would have had if the Acquiror Restructuring had been completed prior to the Closing Date, (ii) the quotient of (A) any amount distributed to Seller in respect of its Equity Consideration divided by (B) one minus the combined federal and state statutory marginal income tax rate imposed with respect to the earnings of the issuer of the Equity Consideration and its subsidiaries and (iii) in the event Seller subsequently disposes of the Equity Consideration, the excess of (A) the proceeds Seller would have received in such disposition had the Acquiror Restructuring occurred prior to the Closing Date over (B) the proceeds actually received by Seller in such disposition. Seller Indemnified Parties may assert any claim for indemnification against Acquiror in respect of any representation, warranty or covenant only until the last date on which such representation, warranty or covenant survives as provided in Section 7.1.

(b) Acquiror’s obligation to indemnify the Seller Indemnified Parties as provided in this Section 7.3 shall be subject to the following limitations:

(i) Acquiror shall not be obligated (A) to indemnify against any Losses resulting from any individual Acquiror Warranty Breach of the Acquiror Business Representations that does not exceed the De Minimis Amount or (B) to indemnify against any Losses for individual Acquiror Warranty Breaches of the Acquiror Business Representations in excess of the De Minimis Amount unless and until the aggregate amount of Losses resulting from such Acquiror Warranty Breaches of the Acquiror Business Representations exceeds $525,000 (the “Acquiror Basket”), and then shall be liable only to the extent the aggregate amount of Losses resulting from such Acquiror Warranty Breaches of the Acquiror Business Representations exceeds the Acquiror Basket;

(ii) Acquiror shall not be obligated to indemnify against any Losses resulting from Acquiror Warranty Breaches of the Acquiror Business Representations in excess of the De Minimis Amount to the extent the aggregate amount of Losses resulting from such Acquiror Warranty Breaches of the Acquiror Business Representations exceeds $3,500,000;

(iii) Seller Indemnified Parties may not assert any claim for indemnification against Acquiror in respect of any representation, warranty or covenant after the date on which the survival period for such representation, warranty or covenant ends as provided in Section 7.1; and

(iv) the Seller Indemnified Parties shall not be entitled to indemnification under this Section 7.3 for any Losses that are Excluded Damages (except for Excluded Damages payable to third parties in respect of third party claims).

(c) Notwithstanding anything in this Section 7.3 to the contrary, the maximum aggregate amount of Losses that the Acquiror Indemnified Parties may be entitled to recover for Warranty Breaches of the Acquiror Business Representations shall be $35,000,000.

Section 7.4 Indemnification Procedures. In the event that any written claim or demand for which an indemnifying party (the “Indemnifying Party”) may have liability to any indemnified party (the “Indemnified Party”) hereunder is asserted against, or sought to be collected from any Indemnified Party by, a third party, the Indemnified Party shall notify the Indemnifying Party of such claim promptly but in no event more than ten (10) Business Days following receipt of such claim provided that the Indemnified Party’s failure to so notify the Indemnifying Party shall not (except as stated in Section 7.2(b)(iii) or Section 7.3(b)(iii) with respect to the survival of representations, warranties and covenants and the right to claim thereunder) preclude it from seeking indemnification hereunder except to the extent such failure prejudices the Indemnifying Party’s ability to defend as provided herein. Such notice shall state that such Indemnified Party has directly or indirectly suffered or incurred Losses, or reasonably expects that it will directly or indirectly suffer or incur Losses, for which it is entitled to indemnification or reimbursement under this Agreement and shall include (i) a description in reasonable detail (to the extent available to such Indemnified Party) of the facts, circumstances or events giving rise to each item of Losses based on such Indemnified Party’s good faith belief thereof and (ii) the basis for indemnification or reimbursement under this Agreement to which each such item of Losses is related. The Indemnifying Party shall reasonably promptly following notice of the claim from the Indemnified Party notify the Indemnified Party whether it elects to defend such claim. In the event the Indemnifying Party notifies the Indemnified Party that it so elects, the Indemnifying Party shall have the right to defend such claim by counsel of its own choosing. If the Indemnifying Party elects to defend such claim, the Indemnified Party may participate at its own expense in the defense of such claim by counsel of its own choosing; provided, however, that, notwithstanding the foregoing, if the Indemnified Party shall reasonably conclude, based on the advice of outside counsel, that there is a material conflict of interest between the Indemnifying Party and the Indemnified Party in the conduct of the defense of such claim, then the reasonable fees and disbursements of one counsel for the Indemnified Party shall be paid by the Indemnifying Party. Notwithstanding the foregoing, the Indemnified Party shall be entitled to direct or control the defense of such claim if (x) the Indemnified Party waives in writing all right to indemnification it may have in respect of such claim under this Article VII or (y) the Indemnifying Party does not elect to defend such claim. Unless the Indemnified Party has assumed the defense of a claim pursuant to the foregoing provisions of this Section 7.4, the Indemnifying Party shall have the authority on behalf of the Indemnified Party to settle any such claim, but the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld) shall be required for any such settlement unless (i) such settlement releases the Indemnified Party from all liabilities and obligations with respect to such claim, (ii) such settlement does not provide for any order, injunction or other equitable relief to be entered against the Indemnified Party, and (iii) there is no admission by the Indemnified Party of any violation of applicable Law. Each party shall cooperate, and cause its Affiliates to cooperate, in the defense of any claim. No settlement of any claim may be made by the Indemnified Party without the consent of the Indemnifying Party unless the Indemnified Party waives in writing all rights to indemnification it may have in respect of such claim under this Article VII. Unless and until the Indemnifying Party elects to defend a claim, the Indemnified Party shall have the right at its option and the Indemnifying Party’s expense, to do so in such manner as it deems appropriate; provided, however, that the Indemnified Party shall not settle, compromise or pay any claim for which it seeks indemnification hereunder without the prior written consent of the Indemnifying Party.

Section 7.5 Calculation of Losses.

(a) Any Indemnified Party’s right to indemnification for any Losses pursuant to this Article VII will be reduced by any Tax Benefit inuring to such Indemnified Party, the Company, or any of its Affiliates on account of such Losses. If any Indemnified Party or any of its Affiliates receives a Tax Benefit after an indemnification payment is made hereunder and such Tax Benefit was not taken into account in determining the amount of Losses pursuant to this Article VII, then the Indemnified Party shall promptly pay such Tax Benefit to the Indemnifying Party. “Tax Benefit” means the net present value (calculated using a discount rate equal to the applicable federal rate under Code Section 1274) of any refund of Taxes paid (or reduction in the amount of Taxes that otherwise would have been paid) taken into account at such time or times that such refund or reduction is reasonably expected to be realized or is realized, in each case computed at the highest marginal tax rates in effect at the time of such determination. The Indemnifying Party shall promptly reimburse the Indemnified Party on demand for any subsequent reduction or disallowance of a Tax Benefit to the extent that such Tax Benefit had previously reduced an indemnification payment pursuant to this Section 7.5(a).

(b) Any Indemnified Party’s right to indemnification pursuant to this Article VII on account of any Losses will be reduced by any amounts recovered by such Indemnified Party or any of its Affiliates under any insurance policy, indemnity, reimbursement arrangement or contract pursuant to which such Indemnified Party or its Affiliates is a party or has rights. The Indemnified Party shall promptly remit to the Indemnifying Party any such insurance or other third party proceeds which are paid to such Indemnified Party or any of its Affiliates with respect to Losses for which the Indemnified Party has been previously compensated pursuant to this Article VII. Upon making an indemnity payment pursuant to this Article VII the Indemnifying Party shall be subrogated to all rights of the Indemnified Party or any of its Affiliates against any third party in respect of the Losses to which the payment related. The parties hereto will execute upon request all instruments reasonably necessary to evidence and perfect the above described subrogation rights.

(c) All indemnification payments made pursuant to this Article VII will be treated as an adjustment to the Final Cash Consideration unless otherwise required by Law.

Section 7.6 Remedies. Subject to Section 9.5, from and after the Closing the rights and remedies of Acquiror and Seller (including the Acquiror Indemnified Parties and the Seller Indemnified Parties) under this Article VII shall be sole and exclusive (and in lieu of any and all other) rights and remedies which the respective party may have under this Agreement or otherwise against each other with respect to (a) any breach of any representation or warranty, (b) any failure of any representation or warranty to be true and correct as of and as though made on the Closing Date, and (c) any failure to perform any covenant or agreement set forth in this Agreement, and Acquiror and Seller (including with respect to the Acquiror Indemnified Parties and the Seller Indemnified Parties) each expressly waives any and all other rights or causes of action it or its Affiliates may have against the other party or its Affiliates now or in the future with respect to this Agreement.

ARTICLE VIII.

TERMINATION

Section 8.1 Termination by Mutual Consent. This Agreement may be terminated at any time prior to the Closing by written agreement of Seller and Acquiror.

Section 8.2 Termination by Seller or Acquiror.

(a) Acquiror, on the one hand, or Seller, on the other hand, may terminate this Agreement at any time prior to the Closing by giving written notice of termination to the other, if: (i) the Closing shall not have occurred by September 30, 2014 and the failure of the Closing to occur by such date has not resulted primarily from Acquiror’s or Seller’s, as the case may be, breach of any of the terms in any material respect of this Agreement (such breaching party, a “Proximate Cause Party”); or (ii) any Law (which Law, the parties hereto shall use their reasonable best efforts to lift) permanently restraining, enjoining or otherwise prohibiting consummation of the Transaction shall become final and non-appealable, so long as the party proposing to terminate is not a Proximate Cause Party with respect to the issuance, existence or effectiveness of such Law.

(b) Seller may terminate this Agreement at any time prior to the Closing, by written notice to Acquiror, if (i) Acquiror has failed to consummate the Transaction on the date on which the Closing would have occurred pursuant and subject to the provisions of Section 2.1(b), or (ii) (x) Acquiror has breached any other representation, warranty, covenant or agreement of Acquiror herein or any such representation or warranty shall have become untrue as of and as though made on any date after the date of this Agreement, (y) such that the breach or untruth would cause any of the closing conditions in Section 6.3(a) or 6.3(b) not to be satisfied (assuming, in the case of any such untruth, that such date was the Closing Date) and (z) such breach or untruth is not curable or, if curable, is not cured by Acquiror within thirty (30) days after written notice thereof is given by Seller to Acquiror.

(c) Acquiror may terminate this Agreement at any time prior to the Closing, by written notice to Seller, if (i) Seller has failed to consummate the Transaction on the date on which the closing would have occurred pursuant and subject to the provisions of Section 2.1(b), or (ii)(x) Seller has breached any representation, warranty, covenant or agreement of Seller herein or any such representation or warranty shall have become untrue as of and as though made on any date after the date of this Agreement, (y) such that the breach or untruth would cause any of the closing conditions in Section 6.2(a) or Section 6.2(b) not to be satisfied (assuming, in the case of any such untruth, that such date was the Closing Date) and (z) such breach or untruth is not curable or, if curable, is not cured by Seller within thirty (30) days after written notice thereof is given by Acquiror to Seller.

Section 8.3 Effect of Termination. If this Agreement is terminated in accordance with Section 8.1 or Section 8.2, this Agreement shall thereafter become void and have no effect, and no party hereto shall have any liability to the other party hereto or such other party’s Affiliates, or their respective directors, officers or employees, except for the expense reimbursement and indemnification obligations of the parties hereto contained in Section 5.1, Section 5.10 and Section 5.13, and except for the provisions in this Section 8.3 and Sections 9.1, 9.4, 9.6, 9.7, 9.8, 9.9 and 9.10 (and any related definitional provisions set forth in Article I); provided, however, that, notwithstanding the foregoing, nothing in this Section 8.3 shall relieve any party from liability for any willful or intentional breach of this Agreement prior to such termination. Any failure by Acquiror or Seller to consummate the Transaction on the date on which the Closing was required to occur pursuant and subject to the provisions of Section 2.1(b) hereof shall be deemed an intentional breach for the purposes of this Section 8.3.

ARTICLE IX.

MISCELLANEOUS

Section 9.1 Notices. All notices and communications hereunder shall be in writing and served by personal delivery upon the party for whom it is intended or delivered by hand delivery, by registered or certified U.S. first-class mail, with return receipt requested and all postage and other fees prepaid or by reputable overnight courier service to the Person at the address set forth below, or such other address as may be designated in writing hereafter, in the manner set forth herein, by such Person:

To Acquiror:	SiTV Media, Inc.
700 N. Central Ave., Suite 600
Glendale, California 91203
Telecopy: (323) 256-9888
Telephone: (323) 256-8900
Email: mroggero@mynuvotv.com
	Attention:	Miguel Roggero

With a copy to:	Greenberg Traurig, LLP
200 Park Avenue
New York, NY 10166
Telecopy: (212) 801-6400
Telephone: (212) 801-9200
	Attention:	Barbara Meili

To Seller:	MSG Holdings, L.P.
Two Pennsylvania Plaza
New York, NY 10121
Telecopy: (212) 465-6466
	Attention:	General Counsel

With a copy to:	Sullivan & Cromwell LLP
125 Broad Street,
New York, NY 10004
Telecopy: (212) 558-3588
	Attention:	John P. Mead
Duncan C. McCurrach

Section 9.2 Amendment; Waiver. Any provision of this Agreement may be amended or waived only if such amendment or waiver is in writing and signed, in the case of an amendment, by Acquiror and Seller, or in the case of a waiver, by the party or parties against whom the waiver is to be effective provided, however, that Section 7.6, Section 9.3, Section 9.9 and this proviso may not be amended without the written approval of the Lenders. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

Section 9.3 No Assignment or Benefit to Third Parties. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, legal representatives and permitted assigns. No party to this Agreement may assign any of its rights or delegate any of its obligations under this Agreement, by operation of Law or otherwise, without the prior written consent of the other party hereto; provided, however, that, without such consent, (i) Acquiror may cause SiTV Media, LLC or any of its wholly owned subsidiaries to purchase the Membership Interests and (ii) Acquiror may assign this Agreement and its rights hereunder to the Lenders or agents on behalf of the Lenders as collateral security; provided further that neither causing SiTV Media, LLC or any such subsidiary to purchase the Membership Interests nor any such assignment shall relieve Acquiror of its obligations hereunder. Any purported assignment in violation of this Section 9.3 shall be void. Nothing in this Agreement, express or implied, is intended to confer upon any Person other than Acquiror, Seller, the Indemnified Parties and their respective successors, legal representatives and permitted assigns, any rights or remedies under or by reason of this Agreement; provided, however, that notwithstanding the foregoing, the Lenders and their Representatives shall be third party beneficiaries of, and shall be entitled to enforce the provisions of, this Section 9.3, Section 7.6, Section 9.2 and Section 9.9.

Section 9.4 Entire Agreement. This Agreement (including all Schedules, Exhibits and Annexes hereto), together with the Related Agreements, contains the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral or written, with respect to such matters, except for the Confidentiality Agreement and any contracts between the parties hereto, dated as of the date hereof, that expressly refer to this Section 9.4, which shall remain in full force and effect in accordance with their terms.

Section 9.5 Enforcement. Irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur if the parties hereto do not perform the provisions of this Agreement (including failing to take such actions as are required of such parties hereunder to consummate this Agreement) in accordance with its specified terms or otherwise breach such provisions. Each party shall be, entitled to an injunction, specific performance and other equitable relief to prevent breaches of this Agreement by the other party hereto and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which each such party is entitled at law or in equity. No party will oppose the granting of an injunction, specific performance or other equitable relief on the basis that the other party has an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or equity. Any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with any such other order or injunction.

Section 9.6 Public Disclosure. Notwithstanding anything to the contrary contained herein, except as may be required to comply with the requirements of any applicable Law and the rules and regulations of any stock exchange upon which the securities of one of the parties or any of their respective Affiliates is listed (on which each party shall give the other party a reasonable opportunity to review and comment), no press release or similar public announcement or communication shall be made or caused to be made relating to this Agreement unless specifically approved in advance by Acquiror and Seller.

Section 9.7 Expenses. Except as otherwise expressly provided in this Agreement, regardless of whether the Closing occurs, all costs, expenses and Taxes incurred in connection with this Agreement and the Transaction shall be borne by the party incurring such costs and expenses or the party upon which such costs, expenses or Taxes are imposed by applicable Law.

Section 9.8 Schedules. The disclosure of any matter in any Section of the Seller Disclosure Schedule or the Acquiror Disclosure Schedule shall be deemed to be a disclosure for purposes of any other Section of this Agreement to which the application of such disclosure to such Section is reasonably apparent, but shall not be deemed to constitute an admission by Seller or Acquiror or to otherwise imply that any such matter is material for the purposes of this Agreement.

Section 9.9 Governing Law; Submission to Jurisdiction; Selection of Forum; Waiver of Trial by Jury. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW. Each party hereto agrees that it shall bring any action or proceeding in respect of any claim arising out of or related to this Agreement or the Transaction, exclusively in any New York federal court sitting in the Borough of Manhattan of The City of New York or in the event (but only in the event) that such court does not have jurisdiction over such action or proceeding, in any New York state court sitting in the Borough of Manhattan of The City of New York (the “Chosen Courts”), and solely in connection with claims arising under this Agreement or the Transaction (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to laying venue in any such action or proceeding in the Chosen Courts, and (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party hereto. Each party that does not maintain a registered agent in New York hereby irrevocably designates Corporation Service Company as its agent and attorney-in-fact for the acceptance of service of process and making an appearance on its behalf in any such claim or proceeding and for the taking of all such acts as may be necessary or appropriate in order to confer jurisdiction over it before the Chosen Courts and each party hereto stipulates that such consent and appointment is irrevocable and coupled with an interest. EACH PARTY HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTION.

Each party hereto agrees (i) that it will not bring or support any action or proceeding of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against the Lenders or their Representatives with respect to any dispute arising out of, or relating in any way to, the Debt Commitment Letter, this Agreement or the performance thereunder or hereunder, in any forum other than the federal and New York state courts located in the Borough of Manhattan within the City of New York, and (ii) that in any such Action brought in the federal and New York state courts located in the Borough of Manhattan within the City of New York, in accordance with the foregoing, the rights of the parties under the Debt Commitment Letter or the performance thereof or the financings contemplated thereby, will, in each case, be governed by and construed in all respects in accordance with the laws of the State of New York. Each party hereto hereby irrevocably and unconditionally waives any right such party may have to a trial by jury in respect of any litigation (whether in law or in equity, whether in contract or in tort or otherwise) directly or indirectly arising out of or relating in any way to the Debt Commitment Letter or the performance thereof or the financings contemplated thereby or the Transactions. Notwithstanding anything to the contrary contained in this Agreement, (a) neither Seller nor any of its Affiliates (including the Company and the Subsidiary), Representatives, partners, managers, members or stockholders shall have any rights or claims against any Lender or its Representatives, in any way relating to this Agreement or any of the transactions contemplated by this Agreement, or in respect of any oral representations made or alleged to have been made in connection herewith or therewith, including any rights or claims against any Lender or its Representatives in any way (including any dispute) arising out of or relating in any way to the Debt Commitment Letter or the performance thereof or the debt financings contemplated thereby, whether at law or equity, in contract, in tort or otherwise and (b) no Lender or any Representative thereof shall have any liability (whether in contract, in tort or otherwise) to Seller or any of its Affiliates (including the Company and the Subsidiary), Representatives, partners, managers, members or stockholders for any obligations or liabilities of any party under this Agreement or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby, by the Debt Commitment Letter or the transactions contemplated thereby or in respect of any oral representations made or alleged to have been made in connection herewith or therewith, including any dispute arising out of or relating in any way to the Debt Commitment Letter or the performance thereof or the debt financings contemplated thereby, whether at law or equity, in contract, in tort or otherwise.

Section 9.10 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same Agreement. This Agreement may be executed and delivered by electronic means, including “.pdf” or “.tiff” files, and any electronic signature shall constitute an original for all purposes.

Section 9.11 Headings. The heading references herein and the table of contents hereof are for convenience purposes only, and shall not be deemed to limit or affect any of the provisions hereof.

Section 9.12 Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, to the extent as shall be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

Section 9.13 Guarantee. Effective on and after the Closing, Acquiror hereby unconditionally and irrevocably guarantees (the “Guarantee”) to Seller and each of its Affiliates party thereto (other than the Company and the Subsidiary) (collectively, the “Guaranteed Parties”) all of the payment and performance obligations of the Company and the Subsidiary party thereto (collectively, the “Guaranteed Obligations”) under each of the Transition Services Agreement and each of the agreements set forth in Section 3.11(a)(ix) of the Seller Disclosure Schedule (collectively, the “Guaranteed Contracts”). The Guarantee is a guarantee of payment and performance and not of collection and may be enforced by each Guaranteed Party (each of whom other than Seller shall be deemed to be a third party beneficiary of the Guarantee) without the need to take any action or proceeding against the Company or the Subsidiary that is a party to the Guaranteed Contract. The Guarantee shall remain in full force and effect notwithstanding, and its enforceability shall not be affected in any way by, any amendment or modification of, or any waivers or consents granted under, this Agreement, the existence of any claim, set off or other right that Acquiror may have against any Guaranteed Party or any other act or omission that may or might in any manner or to any extent vary the risk of Acquiror or otherwise operate as a discharge of Acquiror as a guarantor as a matter of law or equity. Acquiror hereby irrevocably waives any and all (i) notice of the creation, renewal, extension or accrual of the Guaranteed Obligations, (ii) notice or proof of reliance by the Guaranteed Parties upon the Guarantee and (iii) acceptance of the Guarantee, presentment, demand, protest and other notices. When pursuing any rights and remedies under the Guarantee against Acquiror, no Guaranteed Party shall be under any obligation to pursue any rights and remedies it may have against the Company or any Subsidiary for the Guaranteed Obligations or any right of offset with respect thereto, and any failure by any Guaranteed Party to pursue such other rights or remedies or to collect any payments from the Company or the Subsidiary or to realize upon or to exercise any such right of offset shall not relieve Acquiror from any liability under the Guarantee, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law or equity, of any Guaranteed Party.

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The parties have executed or caused this Agreement to be executed as of the date first written above.

MSG HOLDINGS, L.P.

By:	MSG Eden Corporation, its General Partner

By:	/s/ James Dolan
Name:	James L. Dolan
Title:	Executive Chairman

[Signature Page to Purchase Agreement]

The parties have executed or caused this Agreement to be executed as of the date first written above.

SiTV MEDIA, INC.

By:	/s/ Michael Schwimmer
Name:	Michael Schwimmer
Title:	CEO

[Signature Page to Purchase Agreement]